EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

FLIGHT LANDATA, INC.,

FLD ACQUISITION CORPORATION

THE KEYW CORPORATION

and

THE STOCKHOLDER REPRESENTATIVE NAMED HEREIN

July 27, 2011

This document is provided for discussion purposes only, and is not intended to create nor will it be deemed to create a legally binding or enforceable offer or agreement of any type or nature, unless and until agreed and executed by the parties.

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EXHIBITS

Exhibit A	Form of Letter of Transmittal
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Employment Agreement
Exhibit D	Sample Net Working Capital Calculation
Exhibit E	Articles of Merger
Exhibit F	List of Preexisting Employment Agreements to be Terminated at Closing
Exhibit G	Pro Rata Share of Stockholders and Optionholders and Percentage Share of Key Stockholders
Exhibit H	Capitalization and Depreciation Policy
Exhibit I	Form of Paying Agent Agreement

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of July 27, 2011, is made by and among Flight Landata, Inc., a Massachusetts corporation (the "Company"), The KEYW Corporation, a Maryland corporation (the "Purchaser"), FLD Acquisition Corporation, a Massachusetts corporation and wholly-owned subsidiary of the Purchaser (the "Merger Sub"), and Jill Mann of Mann & Mann, P.C., solely in her capacity as representative for the Company's stockholders and optionholders (the "Stockholder Representative"). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XII below.

RECITALS

A. Purchaser desires to acquire 100% of the issued and outstanding capital stock of the Company in a reverse subsidiary merger transaction on the terms and subject to the conditions set forth herein.

B. The Boards of Directors of each of Purchaser, Merger Sub, the Company and Subsidiary believe it is in the best interests of each entity and its respective shareholders that Purchaser acquire the Company through the merger of Merger Sub with and into the Company (the "Merger") and, in furtherance thereof, have approved the Merger and the related transactions contemplated hereby upon the terms and conditions set forth herein.

C. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding capital stock (other than the Dissenting Shares) and options to purchase common stock of the Company shall be converted into the right to receive the consideration set forth herein.

D. A portion of the consideration otherwise payable by Purchaser in connection with the Merger shall be placed in escrow by Purchaser as security for the indemnification obligations set forth in this Agreement.

E. The Company, on the one hand, and Purchaser and Merger Sub on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

F. The Stockholders (including the Key Stockholders) and Optionholders who are receiving the Merger Consideration have agreed to indemnify the Purchaser Indemnified Parties for any Losses that arise out of the breach of the Company's representations and warranties herein, or any breach of the Company's or the Stockholder Representative's covenants and agreements herein, subject to the limitations set forth herein.

G. As a condition of Purchaser to consummate the transactions contemplated by this Agreement, each of the Persons listed on Schedule 3.01(g) of the Disclosure Schedule (collectively, the "Key Employees") shall have entered into an Employment Agreement with Purchaser or an Affiliate thereof to be effective as of the Closing Date, in a form reasonably acceptable to the parties thereto.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

THE MERGER

1.01 The Merger.

(a) At the Effective Time, and subject to and upon the terms and conditions of this Agreement, the Merger Sub shall merge with and into the Company in accordance with the Massachusetts Business Corporation Act ("Massachusetts Law"), whereupon the separate corporate existence of the Merger Sub shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation") and as a wholly-owned subsidiary of Purchaser.

(b) At the Closing, the Company and the Merger Sub shall cause articles of merger in substantially the form attached hereto as Exhibit E (the "Articles of Merger") to be executed, acknowledged and filed with the Secretary of State of The Commonwealth of Massachusetts, and make all other filings or recordings required by Massachusetts Law in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger are accepted by the Secretary of State of The Commonwealth of Massachusetts or at such other time as the Purchaser and the Company shall agree and specify in the Articles of Merger (the "Effective Time").

(c) From and after the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, the Surviving Corporation shall succeed to all the assets, property, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions, disabilities and duties of the Company and the Merger Sub, all as provided under Massachusetts Law.

1.02 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Merger Sub, the Purchaser or the holders of any shares of capital stock of the Company:

(a) Except for the Dissenting Shares and as otherwise provided in Section 1.02(c) and (i), unless converted to Common Stock in accordance with the articles of organization of the Company as in effect immediately prior to the Effective Time, each share of the Company's convertible preferred stock, no par value per share (the "Preferred Stock"), issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and shall be converted automatically into a right to receive in cash upon surrender of the certificate(s) representing such shares in accordance with Section 1.03 below the Per Preferred Share Portion of the Final Residual Cash Consideration (without interest thereon); provided that at the Closing the amount to be paid with respect to each share of Preferred Stock shall be based upon the Closing Residual Cash Consideration, payable to the holder thereof in accordance with Section 1.03 below. The aggregate consideration to which holders of Preferred Stock (including for

purposes hereof, the shares of Preferred Stock that are Dissenting Shares) become entitled pursuant to this Section 1.02(a) is referred to herein as the "Preferred Stock Merger Consideration".

(b) Except for the Dissenting Shares and as otherwise provided in Section 1.02(c) and (i), each share of the Company's Common Stock, no par value per share (the "Common Stock"), issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and shall be converted automatically into a right to receive in cash upon surrender of the certificate(s) representing such shares in accordance with Section 1.03 below the Per Common Share Portion of the Final Residual Cash Consideration (without interest thereon); provided that at the Closing the amount to be paid with respect to each share of Common Stock shall be based upon the Closing Residual Cash Consideration, payable to the holder thereof in accordance with Section 1.03 below. The aggregate consideration to which holders of Common Stock (including for purposes hereof, the shares of Common Stock that are Dissenting Shares) become entitled pursuant to this Section 1.02(b) is referred to herein as the "Common Stock Merger Consideration" and, together with the Preferred Stock Merger Consideration and the Option Merger Consideration (as defined below), the "Merger Consideration."

(c) Dissenting Shares. Notwithstanding any other provision of this Agreement to the contrary, shares of Common Stock and Preferred Stock that are outstanding immediately prior to the Effective Time and which are held by a Stockholder that has properly exercised its appraisal rights for such shares in accordance with Part 13 of Massachusetts Law and has not effectively withdrawn or lost such holder's appraisal rights thereunder (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the applicable consideration set forth in Section 1.02(a) or Section 1.02(b) above, but the holder thereof shall only be entitled to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of Massachusetts Law. Notwithstanding the foregoing provisions of this Section 1.02(c), if any holder of Dissenting Shares shall fail to perfect, or shall have effectively withdrawn or lost, its right to dissent from the Merger under Massachusetts Law, then as of the later of the Effective Time or the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the consideration set forth in Section 1.02(a) or 1.02(b), as applicable, without interest thereon, in accordance with the terms of Section 1.03. The Company shall give prompt written notice to the Purchaser of any demands for appraisal of any shares of Common Stock or Preferred Stock, and the Purchaser shall have the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of the Purchaser, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Any communication to be made by the Company to any Stockholder with respect to such demands shall be submitted to Purchaser in advance and, unless required by applicable Law shall not be presented to any Stockholder prior to the Company receiving Purchaser's consent, which shall not be unreasonably delayed, conditioned or withheld. With respect to the indemnification obligations of the Stockholders and Optionholders concerning Dissenting Shares, if Purchaser or the Surviving Corporation makes any Dissenting Share Payments without either: (i) the prior written consent of the Stockholder Representative, which consent will not be unreasonably delayed, conditioned or withheld; or (ii) a court order issued upon conclusion of any action or proceeding with respect to the final determination of any

appraisal rights under Massachusetts Law, then the amount of the Dissenting Share Payments shall not be determinative of the amount of Losses for purposes of Article IX.

(d) For purposes of this Agreement, the term "Closing Residual Cash Consideration" means:

(i) Thirty Million Dollars ($30,000,000) (the "Base Consideration");

(ii) minus the amount of Indebtedness of the Company and its Subsidiary outstanding as of immediately prior to the Closing;

(iii) plus eighty percent (80%) of the amount, if any, by which the Estimated Net Working Capital exceeds $4,000,000 (the "Net Working Capital Target"), with the remaining twenty percent (20%) of such amount (the "Excess Estimated Working Capital Holdback") deposited into the Escrow Account at Closing and held in such account until determination of the Final Net Working Capital pursuant to Section 1.10 hereof, at which time it shall be distributed as provided in Sections 1.10 and 1.12;

(iv) minus the amount, if any, by which Estimated Net Working Capital is less than the Net Working Capital Target;

(v) minus Four Million Dollars ($4,000,000) (the "Escrow Amount")

(vi) minus the amount of the unpaid Transaction Expenses as of the Closing;

(vii) plus the Aircraft Adjustment Payment (if and to the extent the Aircraft Adjustment Payment is required pursuant to the terms of Section 1.11).

(e) For purposes of this Agreement, the term "Final Residual Cash Consideration" means:

(i) the Base Consideration;

(ii) minus the amount of Indebtedness of the Company and its Subsidiary outstanding as of immediately prior to the Closing;

(iii) plus the amount, if any, by which the Final Net Working Capital exceeds the Net Working Capital Target;

(iv) minus the amount, if any, by which the Final Net Working Capital is less than the Net Working Capital Target;

(v) less the Escrow Amount;

(vi) minus the amount of the unpaid Transaction Expenses as of the Closing;

(vii) plus the Aircraft Adjustment Payment (if and to the extent the Aircraft Adjustment Payment is required pursuant to the terms of Section 1.11);

(viii) plus the aggregate distributions, if any, from the Escrow Account to the Stockholders and the Optionholders (provided that the portion of the distributions delivered to each such Stockholder and each Optionholder shall be determined pro rata according to the percentage set forth next to such Stockholder's and Optionholder's name on Section 1.02(e) of the Disclosure Schedule (such Person's "Common Percentage")) pursuant to the Escrow Agreement.

(f) For purposes of this Agreement, the term "Per Common Share Portion" means a fraction, the numerator of which is one, and the denominator of which is the sum of (i) the number of shares of Common Stock issued and outstanding immediately prior to the Effective Time (other than Common Stock held by the Company as treasury stock), plus (ii) the number of shares of Common Stock issuable upon exercise of all Options plus (iii) the number of shares of Common Stock into which the shares of Preferred Stock are convertible in accordance with the articles of organization of the Company as in effect immediately prior to the Effective Time.

(g) For purposes of this Agreement, the term "Per Preferred Share Portion" means a fraction, the numerator of which is (A) the number of shares of Common Stock into which each share of Preferred Stock is convertible in accordance with the articles of organization of the Company as in effect immediately prior to the Effective Time multiplied by (B) the number of shares of Preferred Stock issued and outstanding immediately prior to the Effective Time, and the denominator of which is the sum of (i) the number of shares of Common Stock issued and outstanding immediately prior to the Effective Time (other than Common Stock held by the Company as treasury stock), plus (ii) the number of shares of Common Stock issuable upon exercise of all Options plus (iii) the number of shares of Common Stock into which the shares of Preferred Stock are convertible in accordance with the articles of organization of the Company as in effect immediately prior to the Effective Time.

(h) For purposes of this Agreement, the term "Options" means all issued and outstanding options (including commitments to grant options) to purchase or otherwise acquire shares of the Company's capital stock (whether or not vested) held by any Person. A description of the Options is set forth in Section 1.02(h) of the Disclosure Schedule

(i) Each share of Common Stock held immediately prior to the Effective Time by the Company as treasury stock shall be canceled and no payment shall be made with respect thereto.

(j) Each share of the Merger Sub's Common Stock, no par value per share, issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non assessable share of Common Stock, no par value per share, of the Surviving Corporation.

1.03 Exchange of Certificates; Lost Certificates. J. P. Morgan (the "Paying Agent") shall act as the paying agent in effecting, in accordance with this Agreement and a Paying Agent Agreement in the form attached hereto as Exhibit I (the "Paying Agent Agreement"), the exchange of cash for certificates ("Stock Certificates") which, immediately prior to the Effective Time, represented shares of Preferred Stock and Common Stock entitled to payment pursuant to Section 1.02. Purchaser shall (i) wire to the Paying Agent for exchange in accordance with this Section 1.03 immediately available funds in the amount of the Closing Residual Cash

Consideration pursuant to Section 1.02 hereof in exchange for outstanding shares of the Company's capital stock and issued and outstanding Options. Promptly after the Effective Time, the Paying Agent shall pay, from an escrow account administered by the Paying Agent and funded by the Purchaser (the "Exchange Fund"), each holder of certificates representing the number of Shares of Preferred Stock and Common Stock held by such holder (each, a "Stockholder") who has surrendered to the Paying Agent his, her or its original certificates and has delivered to the Paying Agent a duly executed and completed letter of transmittal substantially in the form of Exhibit A attached hereto (the "Letter of Transmittal"), and any other documents that the Purchaser or the Paying Agent may reasonably require in order to effectuate the exchange (the Letter of Transmittal together with such other documents are collectively referred to as the "Exchange Documents"), the amount of cash (by check or wire transfer) to which he, she or it is entitled under Section 1.02 less any applicable Tax withholding. Surrendered certificates shall forthwith be canceled. The Paying Agent shall pay the portion of the Merger Consideration to which a Stockholder is entitled less applicable Tax withholding within five (5) Business Days of the Paying Agent's receipt of such Stockholder's duly executed Exchange Documents and Stock Certificate(s) in proper form, provided that if a Stockholder submits the Exchange Documents and Stock Certificate(s) in proper form at least two (2) Business Days prior to the Closing, such Company Stockholder shall receive payment on the Closing Date or as soon as practicable thereafter. No portion of the Merger Consideration shall be paid to any Stockholder unless and until the holder of record of such Stock Certificate shall surrender such Stock Certificate and the Exchange Documents pursuant hereto. Until so surrendered and exchanged, after the Effective Time, subject to the appraisal rights under Massachusetts law, each such certificate shall represent solely the right to receive the Merger Consideration into which the shares it theretofore represented shall have been converted pursuant to Section 1.02. Notwithstanding the foregoing, if any Stock Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of such fact by the Person claiming such certificate to be lost, stolen or destroyed, and submission to the Paying Agent of the validly executed Exchange Documents, the Paying Agent shall issue, in exchange for such lost, stolen or destroyed certificate, the Merger Consideration to be paid in respect of the shares of Preferred Stock or Common Stock represented by such certificate, as contemplated by this Section 1.03, provided, however, that Purchaser may, in its discretion and as a condition precedent to the issuance thereof, direct the Paying Agent to require the Stockholder who is the owner of such lost, stolen or destroyed certificates to provide an indemnification agreement in a form and substance acceptable to Purchaser, against any claim that may be made against Purchaser or the Paying Agent with respect to the certificates alleged to have been lost, stolen or destroyed. The cash amounts paid or payable in respect of the surrender for exchange of shares of Company capital stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company capital stock. After the Closing Date, there will be no transfers on the stock transfer books of the Surviving Corporation of shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing such shares are presented to the Surviving Corporation, they will be canceled and exchanged as provided in this Section 1.03.

1.04 Options. No outstanding Company Options shall be assumed by Purchaser. The Company shall take such action as may be necessary so that (i) immediately prior to the Effective Time, the vesting of each Company Option that remains outstanding as of immediately prior to the Effective Time shall be accelerated in full, (ii) each Company Option that remains

outstanding as of immediately prior to the Effective Time shall be cancelled and terminated as of the Effective Time, and (iii) as of the Effective Time each holder of a cancelled and terminated Company Option (an "Optionholder") with an exercise price per share less that the Per Common Share Portion of the Closing Residual Cash Consideration who has delivered to the Paying Agent a duly executed and completed Letter of Transmittal shall be entitled to receive from the Paying Agent upon the terms and subject to the conditions set forth in this Section 1.04 and throughout this Agreement, and in accordance with the Paying Agent Agreement, an amount in cash equal to the product of (i) the excess of the Per Common Share Portion of the Final Residual Cash Consideration over the applicable exercise price per share of such Option, multiplied by (ii) the number of shares of Common Stock such holder could have purchased if such holder had exercised such Option in full immediately prior to such time, less applicable Taxes withheld; provided that at the Closing the amount to be paid to each Optionholder for each share of Common Stock issuable upon exercise of the Options held by such Optionholder shall be based upon the Closing Residual Cash Consideration. The payment of the Option Merger Consideration shall be reduced by any income or employment tax withholding required under the Code or any provision of state, local or foreign tax Law with respect to the making of such payment (the "Withholding Amount"). To the extent that amounts are so withheld, such withheld amounts shall be timely paid to the appropriate Governmental Authority and shall be treated for all purposes of this Agreement as having been paid to the holder of such Company Option. The aggregate consideration to which Optionholders become entitled pursuant to this Section 1.04 is collectively referred to herein as the "Option Merger Consideration".

1.05 Other Terms Applicable to the Exchange Fund.

(a) Withholding Taxes. Notwithstanding any other provision of this Agreement, the Company and, on its behalf, the Paying Agent and the Escrow Agent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or non-U.S. Tax Law, and to request any necessary Tax forms, including Internal Revenue Service Form W-9 or the appropriate version of Form W-8, as applicable, or any similar information. The Parties acknowledge and agree that Company (on the Closing Date) and Stockholder Representative, on behalf of the Stockholders and Optionholders (following the Effective Time), shall be solely responsible for deducting, withholding, remitting and reporting all taxes required to be withheld and paid from any consideration payable or deliverable pursuant to this Agreement, and Purchaser and Surviving Corporation shall have no liabilities or obligations with respect to such matters. The Parties acknowledge and agree that the deduction, withholding, remitting and reporting of all Taxes required to be withheld and paid by the Company from any consideration paid and delivered by the Purchaser on the Closing Date pursuant to this Agreement shall be considered Tax obligations of the Company for Pre-Closing Tax Periods for purposes of Section 11.01(a)(iv) herein.

(b) Return of the Exchange Fund. At any time following the expiration of one hundred twenty (120) days from the Effective Time, Purchaser shall be entitled to require the Paying Agent to deliver to Purchaser or its designated successor or assign any portion of the consideration payable in respect of shares of Company capital stock that has been deposited with the Paying Agent pursuant to Section 1.03 hereof, and not disbursed pursuant to Section 1.03 hereof, and thereafter the Stockholder shall be entitled to look only to Purchaser as general

creditor thereof with respect to any and all cash amounts that may be payable to such Persons pursuant to Section 1.03 hereof. No interest shall be payable for the cash amounts delivered to Purchaser pursuant to the provisions of this Section 1.05(b) and which are subsequently delivered to the Stockholder.

(c) No Liability. Notwithstanding anything to the contrary in this Section 1.05(c), neither the Paying Agent, the Surviving Corporation, nor any party hereto shall be liable to a holder of shares of Company capital stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

1.06 Articles of Organization. The articles of organization of Merger Sub, as in effect immediately prior to the Effective Time, shall be amended at the Effective Time to change the corporate name set forth therein to "Flight Landata, Inc." and, as so amended, shall be the articles of organization of the Surviving Corporation until amended in accordance with applicable Law. Company will cooperate and make such filings, take such actions and provide such consents as are necessary to accommodate an amendment at the Effective Time to change the corporate name in Merger Sub's articles of organization to Flight Landata, Inc. such that when those articles of organization become the articles of organization of the Surviving Corporation, the Surviving Corporation shall have the name Flight Landata, Inc.

1.07 Bylaws. The Bylaws of the Merger Sub in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with the provisions thereof and the provisions of the articles of organization of the Surviving Corporation and in accordance with applicable Law.

1.08 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed in accordance with applicable Law, the directors and officers of the Merger Sub at the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation.

1.09 Estimated Net Working Capital. Not less than two (2) days prior to the anticipated Closing Date, the Company shall deliver to the Purchaser its good faith calculation of its estimate of (a) Net Working Capital (the "Estimated Net Working Capital") and (b) the amount of Indebtedness of the Company and its Subsidiary which will be outstanding immediately prior to the Effective Time.

1.10 Final Net Working Capital Calculation.

(a) As promptly as possible, but in any event within seventy five (75) days after the Closing Date, the Purchaser will deliver to the Stockholder Representative a consolidated balance sheet of the Company and its Subsidiary (the "Closing Balance Sheet") as of the close of business on the day immediately preceding the Closing Date and a statement showing the calculation of the Net Working Capital derived from the Closing Balance Sheet (together with the Closing Balance Sheet, the "Preliminary Net Working Capital Statement"). The Closing Balance Sheet shall be prepared and the Net Working Capital as of the Closing Date shall be determined on a consolidated basis using the same accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodology,

as were used in preparation of the audited consolidated balance sheet of the Company and its Subsidiary as of the fiscal year ended December 31, 2010 (the "2010 Balance Sheet"), and consistent with the methodology and practices set forth in Exhibit D hereto, and shall not include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated hereby. The Parties agree that the purpose of preparing the Closing Balance Sheet and determining the Net Working Capital and the related purchase price adjustment contemplated by this Section 1.10 is to measure changes in Net Working Capital, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing the Closing Balance Sheet or determining the Net Working Capital. After delivery of the Preliminary Net Working Capital Statement, the Stockholder Representative and her accountants shall be permitted full access to review the Company's and its Subsidiary's books and records and work papers related to the preparation of the Preliminary Net Working Capital Statement. The Stockholder Representative and her accountants may make inquiries of the Purchaser, the Company, its Subsidiary and their respective accountants regarding questions concerning, or disagreements with, the Preliminary Net Working Capital Statement arising in the course of their review thereof, and the Purchaser shall use its, and shall cause the Company and its Subsidiary's to use their, commercially reasonable efforts to cause any such accountants to cooperate with and respond to such inquiries. If the Stockholder Representative has any objections to the Preliminary Net Working Capital Statement, the Stockholder Representative shall deliver to the Purchaser a statement setting forth her objections thereto and a reasonably detailed description of the basis therefor (an "Objections Statement"). If an Objections Statement is not delivered to the Purchaser within 45 days after delivery of the Preliminary Net Working Capital Statement, the Preliminary Net Working Capital Statement shall be final, binding and non appealable by the Parties hereto; provided that, in the event Purchaser, the Company or its Subsidiary does not provide any papers or documents reasonably requested by the Stockholder Representative or any of her authorized representatives within five days of request therefor, such 45 day period shall be extended by one day for each additional day required for Purchaser, the Company or its Subsidiary to fully respond to such request. The Stockholder Representative, on the one hand, and the Purchaser, on the other hand, shall negotiate in good faith to resolve any such objections, but if they do not reach a final resolution within 30 days after the delivery of the Objections Statement, the Stockholder Representative and the Purchaser shall submit such dispute to a mutually agreeable nationally recognized independent accounting firm (the "Dispute Resolution Auditor"). Any further submissions to the Dispute Resolution Auditor must be written and delivered to each party to the dispute. The Dispute Resolution Auditor shall (i) consider only those items and amounts which are identified in the Objections Statement as being items which the Stockholder Representative, on the one hand, and the Purchaser, on the other hand, are unable to resolve and (ii) select with respect to each item in dispute an amount between or equal to the position of the Stockholder Representative, on the one hand, and the Purchaser, on the other hand. The Dispute Resolution Auditor's determination will be based solely on the definition of Net Working Capital contained herein. The Stockholder Representative, on the one hand, and the Purchaser, on the other hand, shall use their commercially reasonable efforts to cause the Dispute Resolution Auditor to resolve all disagreements as soon as practicable. Further, the Dispute Resolution Auditor's determination, which shall be in writing, shall be based solely on the presentations by the Purchaser, on the one hand, and the Stockholder

Representative, on the other hand, which are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The resolution of the dispute by the Dispute Resolution Auditor shall be final, binding and non appealable on the Parties hereto. Purchaser and the Stockholder Representative (on behalf of the Stockholders and the Optionholders) will each be responsible for 50% of the costs and expenses of the Dispute Resolution Auditor.

(b) If the Net Working Capital as finally determined pursuant to Section 1.10(a) above is greater than the Estimated Net Working Capital, the Purchaser shall pay such excess, and the Escrow Agent shall release the Excess Estimated Working Capital Holdback amount from the Escrow Account, to the Paying Agent, or to the successor paying agent or the Stockholder Representative if the Stockholder Representative and the Purchaser so direct, for distribution to the Stockholders, based upon each Person's Common Percentage, and to the Optionholders, based upon each Optionholder's Common Percentage, less applicable Taxes withheld. If the Net Working Capital as finally determined pursuant to Section 1.10(a) above is less than the Estimated Net Working Capital, the Parties shall determine the dollar amount by which the Estimated Net Working Capital exceeds the final Net Working Capital less the amount of the Excess Estimated Working Capital Holdback, and (i) if such result is a negative number, said amount (i.e. the amount of the negative number without regard to the fact such number is negative) shall be paid to the Paying Agent, or to the successor paying agent or the Stockholder Representative if the Stockholder Representative and the Purchaser so direct, from the Escrow Account out of the Excess Estimated Working Capital Holdback amount and the Escrow Agent shall release and distribute to the Purchaser from the Escrow Account any additional Excess Estimated Working Capital Holdback amount, (ii) if the result is zero, then the Escrow Agent shall release from the Escrow Account and distribute to the Purchaser the Excess Estimated Working Capital Holdback amount; or (iii) if such result is a positive number, the Escrow Agent shall release and distribute to the Purchaser the entire Excess Estimated Working Capital Holdback amount and the Stockholder Representative (on behalf of the Stockholders and the Optionholders to the extent of each Person's Common Percentage) shall instruct the Escrow Agent, within five (5) Business Days after final determination of the Net Working Capital, to deliver to the Purchaser each Stockholder's and Optionholder's portion of such shortfall (i.e. the amount of the positive number that results from the calculation) from the Escrow Account. Such liability shall not be subject to the Deductible, the Cap or any limitations, thresholds or exclusivity provisions in Article IX hereof. Payments to be made pursuant to this Section 1.10 shall be made in accordance with Section 1.12.

1.11 Aircraft Purchase Adjustment. For purposes of this Agreement, the "Aircraft Adjustment Payment" shall be an amount of cash equal to fifty percent (50%) of the cost actually paid by the Company or the Subsidiary, on a capitalized fixed asset cost basis, in accordance with GAAP and consistent with the Company's capitalization and depreciation policy set forth on Exhibit H hereto, between the effective date (May 27, 2011) of that certain Term Sheet between the Purchaser and the Company and the Effective Time in connection with the purchase by the Company or the Subsidiary of up to two (2) aircraft, including any capitalized modifications to the aircraft; provided, however, that the Aircraft Adjustment Payment shall in no event exceed $1,000,000. The Aircraft Adjustment payment shall be determined by mutual agreement of the Purchaser and the Stockholder Representative within two (2) Business Days of the closing date of the purchase of such aircraft, and if such parties cannot agree on the amount

of any such adjustment, then they shall each submit a written dispute notice to the Dispute Resolution Auditor who shall resolve all disagreements as soon as practicable in accordance with the terms of this Agreement and the process for resolving disputes as described in Section 1.10(a) above. The resolution of such dispute by the Dispute Resolution Auditor shall be final, binding and non-appealable on the parties hereto, and the Purchaser and the Stockholder Representative (on behalf of the Stockholders and Optionholders) will each be responsible for fifty percent (50%) of the costs and expenses of the Dispute Resolution Auditor.

1.12 Post Closing Adjustment Payment. The Purchaser shall promptly (but in any event within five (5) Business Days of final determination of the Net Working Capital as set forth in Section 1.10 and on the later of the Closing Date or five (5) Business Days of final determination of the Aircraft Adjustment Payment, as set forth in Section 1.11 respectively) deliver to the Paying Agent or to the successor paying agent or the Stockholder Representative if the Stockholder Representative and the Purchaser so direct, for distribution to the Stockholders and Optionholders, any amounts determined pursuant to Section 1.10 and 1.11 to be due by the Company or the Purchaser by wire transfer of immediately available funds, subject to any applicable Tax withholdings.

ARTICLE II

THE CLOSING

2.01 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Astrachan Gunst Thomas Rubin, P.C. located at 217 East Redwood Street, 21st Floor, Baltimore, Maryland at 10:00 a.m. Eastern Daylight Time on the first Business Day following full satisfaction or due waiver of all of the closing conditions set forth in Article III hereof (other than those to be satisfied at the Closing) or on such other date as is mutually agreeable to the Purchaser, on the one hand, and the Stockholder Representative, on the other hand. The date and time of the Closing are referred to herein as the "Closing Date." By agreement of the Parties, the Closing may take place by conference call, telecopy or e-mail exchange of executed documents, with exchange of original signatures by overnight mail.

2.02 The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the Parties hereto shall consummate the following transactions (the "Closing Transactions") on the Closing Date:

(a) the Company and the Merger Sub shall cause the Articles of Merger to be executed and filed with the Secretary of State of The Commonwealth of Massachusetts;

(b) in accordance with Section 1.03, the Purchaser shall deliver by wire transfer of immediately available funds (i) to an escrow account for the benefit of the Stockholders (to be administered by the Paying Agent) an amount in cash equal to the sum of (A) the amount of the Preferred Stock Merger Consideration payable at Closing (as determined in accordance with Section 1.02) plus (B) the amount of the Common Stock Merger Consideration payable at Closing (as determined in accordance with Section 1.02) and (ii) to an account for the benefit of the Optionholders (to be paid through a special payroll run) the amount of the Option Merger Consideration payable at Closing, less applicable Taxes withheld;

(c) the Purchaser shall deposit the Escrow Amount into an escrow account (the "Escrow Account") established pursuant to the terms and conditions of an escrow agreement (the "Escrow Agreement") by and among the Purchaser, the Stockholder Representative and J.P. Morgan, as escrow agent (the "Escrow Agent"), substantially in the form of Exhibit B;

(d) the Company shall deliver to the Purchaser appropriate payoff letters from the holders of Indebtedness of the Company and its Subsidiary;

(e) the Purchaser shall repay, or cause to be repaid, on behalf of the Company and its Subsidiary, out of the Base Consideration, all amounts necessary to discharge fully the then outstanding balance of all Indebtedness of the Company and its Subsidiary, by wire transfer of immediately available funds to the account(s) designated by the holders of such Indebtedness in accordance with a mutually agreeable Flow of Funds Memorandum duly executed by the Purchaser, the Company and the Stockholder Representative (on behalf of the Stockholders and the Optionholders) (the "Flow of Funds Memorandum");

(f) the Purchaser, the Company and the Stockholder Representative (on behalf of the Stockholders and the Optionholders) shall make such other deliveries as are required by Article III hereof;

(g) simultaneously with the Closing, the Purchaser shall pay, or cause to be paid, on behalf of the Stockholders and Optionholders and the Company (as applicable), out of the Base Consideration, the Transaction Expenses by wire transfer of immediately available funds to accounts as directed by the Stockholder Representative in accordance with the Flow of Funds Memorandum duly executed by the Purchaser, the Company and the Stockholder Representative (on behalf of the Stockholders and the Optionholders);

(h) the Company shall deliver to Purchaser a certificate, duly completed and executed pursuant to Sections 1.897 2(h) and 1.1445 2(c) of the Treasury Regulations, certifying that the shares of Preferred Stock and Common Stock are not United States real property interests within the meaning of Section 897(c) of the Code.

ARTICLE III

CONDITIONS TO CLOSING

3.01 Conditions to the Purchaser's and the Merger Sub's Obligations. The obligations of the Purchaser and the Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Purchaser and Merger Sub in writing) of the following conditions as of the Closing:

(a) (i) The representations and warranties of the Company in this Agreement (other than those representations and warranties that address matters as of particular dates) shall be true and correct in all material respects as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties, except for representations and warranties that are qualified as to materiality, which shall be true and correct in all respects as written on the Closing Date and (ii) the representations and warranties of the Company in this Agreement that address matters as of particular dates shall

be true and correct as of such dates (subject to subsection (i) above); in each case, except to the extent of changes or developments contemplated by the terms of this Agreement;

(b) The Company and Stockholder Representative shall have performed all of the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;

(c) No judgment, decree or order shall have been entered and not withdrawn which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(d) There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, or overtly threatened, against Purchaser, the Company or Subsidiary, their respective properties or any of their respective officers or directors arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement;

(e) Company and Subsidiary shall have delivered to Purchaser all necessary consents, waivers and approvals of parties to any contract or agreement set forth in Section 3.01(e) and 4.03(c) of the Disclosure Schedule as are required thereunder in connection with the Merger, or for any such contract or agreement to remain in full force and effect without limitation, modification or alteration after the Effective Time;

(f) The Stockholder Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement;

(g) Those key employees named in Section 3.01(g) of the Disclosure Schedule shall have terminated their preexisting employment agreements with the Company effective as of the Effective Time (in a form reasonably acceptable to Purchaser) and executed and delivered a new Employment Agreement substantially in the form of Exhibit C attached hereto, which employment agreement shall supersede in their entirety the preexisting employment agreements with the Company effective as of the Effective Time;

(h) Purchaser shall have received a legal opinion from legal counsel to the Company, in form and substance satisfactory to the Purchaser;

(i) Stockholders holding 72.42% of the total issued and outstanding capital stock of the Company shall have approved this Agreement and the Merger;

(j) No more than five percent (5%) of the shares of Common Stock and Preferred Stock held by Stockholders shall have exercised their appraisal rights for such shares in accordance with Part 13 of Massachusetts Law;

(k) The Company shall have delivered to the Purchaser each of the following:

(i) a certificate of an authorized officer of each of the Company and Subsidiary, dated as of the Closing Date, stating that the preconditions specified in

subsections (a) and (b), as they relate to the Company and Subsidiary, have been satisfied;

(ii) certified copies of the unanimous resolutions duly adopted by the Company's board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;

(iii) certified copies of resolutions of the requisite Stockholders of the Company approving the consummation of the transactions contemplated by this Agreement and approving the appointment of Jill Mann of Mann & Mann, P.C. as the Stockholder Representative to act as set forth herein (the "Stockholder Approval");

(iv) certified copies of the resolutions of the sole member of the Subsidiary approving the consummation of all the transactions contemplated hereby;

(v) the written resignations, effective as of the Effective Time, of each of the directors and officers of the Company and the Subsidiary;

(vi) the written release of all Liens relating to the assets of the Company and the Subsidiary (other than Permitted Liens) executed by the holder of or parties to each such Lien, in form and substance satisfactory to Purchaser and its counsel;

(vii) certificates of good standing and tax clearance certificates for the Company and the Subsidiary dated within ten (10) calendar days of the Closing Date, issued by the appropriate Governmental Authorities in Massachusetts and in each jurisdiction in which the conduct of their respective business requires each such entity to be qualified to do business as a foreign entity;

(viii) all share transfer books, minute books and other corporate records of the Company and the Subsidiary (to the extent not previously delivered);

(ix) copies, certified by the Secretaries of the Company and of the Subsidiary to be true, complete and correct as of the Closing Date, of the Articles of Organization (or equivalent organizational documents) of each of the Company and the Subsidiary and all amendments thereto, and the Company's and Subsidiary's Bylaws, Operating Agreement (or equivalent organizational documents, as applicable) and all amendments thereto;

(x) evidence of termination of the following (collectively, the "Terminated Agreements"): (1) any Shareholders' Agreement relating to the Company or Subsidiary and the Company's Purchase Agreement for Convertible Preferred Shares dated September 1, 2006, (2) all option plans, option agreements, grants, rights or awards relating to the capital stock of the Company and the Subsidiary, including but not limited to the Company's stock option and stock incentive plan, (3) all bonus, incentive and profit sharing plans and agreements, including but not limited to the Key Executive Bonus Plan and Bonus Compensation Plan, (4) all lines of credit or other credit facilities or agreements in the name of the Company or the Subsidiary, (5) the Employment Agreements identified in Exhibit F attached hereto, (6) the Consulting Agreement

between the Company and Bruce Blessington, (7) all arrangements and agreements with respect to the Company's payment of director fees, and (8) the Audit Committee, Compensation Committee and Advisory Committee of the Company; including evidence satisfactory to Purchaser's counsel that each of the foregoing terminated agreements shall be of no further force or effect and there shall be no obligations or liabilities thereunder from and after the Closing Date, except as expressly set forth herein.

(l) There shall not have occurred any event or circumstance that has had or is reasonably likely to have a Material Adverse Effect since the date of this Agreement

(m) The Stockholder Representative and the Paying Agent shall have executed and delivered the Paying Agent Agreement.

3.02 Conditions to the Company's Obligations. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Company in writing) of the following conditions as of the Closing:

(a) (i) The representations and warranties set forth in this Agreement (other than those representations and warranties that address matters as of particular dates) shall be true and correct in all material respects as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties, except for representations and warranties that are qualified as to materiality, which shall be true and correct in all respects as written on the Closing Date, and (ii) the representations and warranties set forth in this Agreement that address matters as of particular dates shall be true and correct as of such dates (subject to subsection (i) above), in each case, except to the extent of changes or developments contemplated by the terms of this Agreement;

(b) The Purchaser and the Merger Sub shall have performed all of the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;

(c) The Purchaser shall have delivered by wire transfer of immediately available funds to (i) an escrow account for the benefit of the Stockholders (to be administered by the Paying Agent) an amount in cash equal to the sum of (A) the amount of the Preferred Stock Merger Consideration payable at Closing (as determined in accordance with Section 1.02) plus (B) the amount of the Common Stock Merger Consideration payable at Closing (as determined in accordance with Section 1.02), and (ii) to an account for the benefit of the Optionholders (to be administered by the Paying Agent and forwarded to the Stockholder Representative for disbursement in accordance with the Paying Agent Agreement) the amount of the Option Merger Consideration payable at Closing, less applicable taxes withheld;

(d) The Purchaser shall have delivered to the Escrow Agent the Escrow Amount, by wire transfer of immediately available funds to the account(s) designated by the Escrow Agent;

(e) No judgment, decree or order shall have been entered and not withdrawn which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(f) There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, or overtly threatened, against Purchaser, the Company or Subsidiary, their respective properties or any of their respective officers or directors arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement;

(g) The Purchaser and the Escrow Agent shall have executed and delivered the Escrow Agreement;

(h) The Purchaser shall have delivered to the Stockholder Representative (on behalf of the Stockholders, Optionholders and the Company, as applicable) each of the following:

(i) a certificate of an authorized officer of the Purchaser, dated as of the Closing Date, stating that the preconditions specified in subsections (a) and (b) have been satisfied; and

(ii) certified copies of the resolutions duly adopted by the Purchaser's board of directors (or its equivalent governing body) and the Merger Sub's board of directors authorizing the execution, delivery and performance of this Agreement.

(i) The Purchaser and the Paying Agent shall have executed and delivered the Paying Agent Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Purchaser subject to the exceptions disclosed in the schedules accompanying this Agreement (each, a "Schedule" and, collectively, the "Disclosure Schedule") as of the date of this Agreement and (except where a representation or warranty is made herein as of a specified date) as of the Effective Time, as though made at the Effective Time, as follows:

4.01 Organization and Corporate Power of Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of The Commonwealth of Massachusetts, and the Company has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own and operate its properties and to carry on its businesses as now conducted. The Company is qualified to do business and is in good standing in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified would not have a Material Adverse Effect.

4.02 Organization and Corporate Power of Subsidiary. Except as set forth on Section 4.02 of the Disclosure Schedule, neither the Company nor its Subsidiary owns or holds the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any other corporation, organization, entity or Person. FLI-HI, LLC, a Massachusetts limited liability company and the wholly-owned subsidiary of the Company (the "Subsidiary"), is duly organized, validly existing and in good standing under the Laws of The Commonwealth of Massachusetts, has all requisite corporate, or other legal entity, as the case may be, power and

authority and all authorizations, licenses and permits necessary to own its properties and to carry on its businesses as now conducted. All of the outstanding ownership and equity interests of the Subsidiary have been validly issued and are fully paid and non-assessable and are owned by the Company, free and clear of all Liens. The Company is the sole member of the Subsidiary. The Subsidiary is qualified to do business and is in good standing in every jurisdiction in which its ownership of property or the conduct of its business as now conducted requires it to qualify, except where the failure to be so qualified would not have a Material Adverse Effect.

4.03 Authorization; No Breach; Valid and Binding Agreement.

(a) The Company has the requisite corporate and other power, capacity and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and, subject to Stockholder Approval, to consummate the transactions contemplated hereby. Except as set forth in Section 4.03(a) of the Disclosure Schedule and the Stockholder Approval, the execution, delivery and performance of this Agreement and each Transaction Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate or other action on the part of the Company, and no other corporate proceedings on its part or on the Subsidiary's part are necessary to authorize the execution, delivery or performance of this Agreement.

(b) The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not conflict with or result in any material breach of the provisions of the Company's certificates or articles of incorporation or bylaws or of the Subsidiary's articles of organization or operating agreement (or equivalent organizational documents).

(c) Except as set forth on Section 4.03(c) of the Disclosure Schedule, the execution, delivery and performance of this Agreement and each other Transaction Document by the Company and the consummation of the transactions contemplated hereby and thereby, (i) do not conflict with or result in any material breach of, constitute a material default under (with or without notice or lapse of time, or both), result in a material violation of, give rise to a right of termination, cancellation or acceleration of any obligations or loss or loss of a benefit under, result in the creation of any Lien (other than a Permitted Lien) upon any assets of the Company or its Subsidiary under, or (ii) require any authorization, consent, approval, exemption or other action by or notice to any Person, court or other governmental body under the provisions of any material lease, contract or other agreement, permit, franchise, license or other instrument or undertaking to which the Company or Subsidiary is a party or by which the Company or Subsidiary or any of their respective assets is bound or affected, or (iii) result in a violation or contravention of any Law, statute, rule or regulation or order, judgment, decree, determination or award applicable to the Company or its Subsidiary or any of their respective properties or assets.

(d) Assuming that this Agreement is a valid and binding obligation of the other Parties hereto, this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors' rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

4.04 No Consent or Filing. Except as set forth on Section 4.04 of the Disclosure Schedule and except for 8-K reports and any other applicable filings or disclosure requirements with the Securities and Exchange Commission ("SEC") or pursuant to the Securities Act or NASDAQ rules and requirements to be filed by the Parent, no consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to the Company or Subsidiary in connection with the execution, delivery or performance of this Agreement or any other Transaction Document, or the consummation of the transactions contemplated hereby, in each case by the Company or Subsidiary.

4.05 Capital Stock. The authorized number of shares of capital stock of the Company is 7,000,000, consisting of 6,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock. There are 1,668,346 shares of Common Stock (the "Common Shares") issued and outstanding and owned of record by the Stockholders in the amounts set forth in Section 1.02(e) of the Disclosure Schedule, (ii) 868,400 shares of Common Stock are reserved for issuance upon exercise of the Options by the Persons and in the amounts set forth in Section 1.02(h) of the Disclosure Schedule, and (iii) 600,000 shares of Preferred Stock (the "Preferred Shares") are issued and outstanding and are owned of record by the Stockholders in the amounts set forth in Section 1.02(e) of the Disclosure Schedule (the Common Shares and the Preferred Shares are sometimes hereafter collectively referred to as the "Shares"). The Shares were issued in accordance with the Company's articles of organization and bylaws in effect at such time and are owned beneficially and of record by the Stockholders, free and clear of all Liens (other than Liens set forth in the Company's articles of organization), and constitute the only issued and outstanding capital stock of the Company. Upon the Effective Time of the Merger, Purchaser will be the sole record and beneficial holder of all issued and outstanding capital stock of the Company and all rights to acquire or receive any shares of the capital stock of the Company, whether or not such shares of capital stock are outstanding. All of the outstanding shares of capital stock of the Company have been duly authorized and are validly issued, fully paid and nonassessable and free of preemptive (or similar) rights (other than as set forth in the Company's articles of organization). Except as set forth in Section 4.05 of the Disclosure Schedule and other than the Options, the Company does not have any other capital stock, equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by the Company. The Options set forth in Section 1.02(h) of the Disclosure Schedule: (i) represent all of the issued and outstanding options to purchase or otherwise acquire shares of the Company's capital stock, (ii) were duly authorized and validly issued in accordance with the Company's Stock Option and Stock Incentive Plan, except for the pre-plan options set forth in Section 1.02(h) of the Disclosure Schedule, and (iii) were issued in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"). There are no declared or accrued but unpaid dividends with respect to any shares of the Company's capital stock. Except as set forth in Section 4.05 of the Disclosure Schedule or in the Company's articles of organization and other than the Options, there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire any shares of capital stock or other equity securities of the Company of any kind. Except as set forth in Section 4.05 of the Disclosure Schedule, neither the Company nor the Subsidiary is a party to any stockholders agreement, stock purchase agreement, voting trust agreement, registration rights agreement, preemptive rights agreement, phantom

stock agreement, stock appreciation rights agreement, incentive plan, bonus plan, stock option plan, stock option agreement, stock-based plan or any like agreement or plan relating to the equity securities of the Company or the Subsidiary, or any other contract relating to disposition, voting or dividends with respect to any capital stock of the Company or the Subsidiary. Except as set forth in Section 4.05 of the Disclosure Schedule or in the Company's articles of organization and other than with respect to the Options, there are no agreements or other obligations (contingent or otherwise) which require the Company to repurchase, redeem or otherwise acquire any shares of the Company's capital stock or other equity securities, to vote or to dispose of any shares of the capital stock of the Company or the Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. All agreements, plans and obligations set forth in Section 4.05 of the Disclosure Schedule shall terminate on or before the Closing Date, and be of no further force or effect and have no outstanding or continuing obligations, from and after the Closing Date, except for the payment of the Merger Consideration in accordance with this Agreement.

4.06 Financial Statements; Absence of Undisclosed Liabilities.

(a) Financial Statements. Section 4.06(a) of the Disclosure Schedule consists of: (a) the unaudited consolidated balance sheet as of May 31, 2011 (the "Latest Balance Sheet") and the related statement of income for the Company and the Subsidiary for the 5 month period then ended and (b) the audited consolidated balance sheets and statements of income and cash flows for the Company and the Subsidiary for the fiscal years ended December 31, 2009 and December 31, 2010 (collectively, the "Financial Statements"). Except as set forth in Section 4.06(a) of the Disclosure Schedule, the Financial Statements have been prepared in accordance with GAAP, consistently applied throughout the periods indicated, and are true, complete and correct in all material respects and present fairly the financial condition and results of operations of the Company and its Subsidiary as of the times and for the periods referred to therein, subject in the case of the unaudited financial statements to (i) the absence of footnote disclosures and other presentation items and (ii) changes resulting from normal year end adjustments.

(b) Absence of Undisclosed Liabilities. Neither the Company nor its Subsidiary has any debts, claims, commitments, obligations or liabilities of any nature (whether matured or unmatured, asserted or unasserted, fixed or contingent, accrued, absolute, liquidated or otherwise) other than (i) those set forth or adequately provided for in the Financial Statements, (ii) those incurred in the ordinary course of business since the date of the Latest Balance Sheet consistent (in amount and kind) with prior practice and not in excess of $50,000 in the aggregate, (iii) those set forth on the Disclosure Schedule and (iv) those incurred in connection with the execution of this Agreement as provided in this Agreement and the Transaction Documents.

4.07 Absence of Certain Developments. Except as set forth in Section 4.07 of the Disclosure Schedule, and except as expressly contemplated by this Agreement, since the date of the Latest Balance Sheet:

(a) each of the Company and the Subsidiary has conducted its respective business in the ordinary course of business consistent with past practice except for the Contemplated Aircraft Purchase;

(b) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company or Subsidiary having a replacement cost of more than $100,000 for any single loss;

(c) there has not been any material change by the Company or Subsidiary in accounting or Tax reporting principles, methods or policies;

(d) neither Company nor Subsidiary has entered into any transaction or contract or incurred any obligation or liability involving the expenditure of more than $100,000, except in connection with the Contemplated Aircraft Purchase;

(e) neither Company nor Subsidiary has acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any of its assets for which the aggregate consideration paid or payable in any individual transaction was in excess of $100,000, except the Contemplated Aircraft Purchase;

(f) neither Company nor Subsidiary has canceled or compromised any debt or claim with a value, individually or in the aggregate, exceeding $100,000 or amended, canceled, terminated, relinquished, waived or released any contract or right involving the expenditure of more than $100,000;

(g) neither Company nor Subsidiary has made or committed to make any capital expenditures or capital additions in excess of $100,000, except in connection with the Contemplated Aircraft Purchase;

(h) neither Company nor Subsidiary has instituted or settled any legal proceeding in which equitable relief was sought or in which claimed damages exceeded $50,000;

(i) neither Company nor Subsidiary has amended any Plan or established any new employee benefit plan;

(j) there have been no labor strikes, work stoppages or lockouts against the Company or Subsidiary;

(k) neither Company nor Subsidiary has received any notice of termination of any Significant Contract;

(l) there has not been a Material Adverse Effect;

(m) neither Company nor Subsidiary has hired any new employee whose salary is accounted for as an indirect expense;

(n) neither Company nor Subsidiary has mortgaged, pledged or subjected to any Lien, any portion of its assets, except for Permitted Liens or in connection with the Contemplated Aircraft Purchase;

(o) neither Company nor Subsidiary has sold, assigned or transferred any Company Intellectual Property, except in the ordinary course of business;

(p) neither Company nor Subsidiary has issued, sold or transferred any of its capital stock or other equity securities, securities convertible into its capital stock or other equity securities or warrants, options or other rights to acquire its capital stock or other equity securities, or any bonds or debt securities;

(q) neither Company nor Subsidiary has made any loan to any other Person (other than the Subsidiary of the Company), except in the ordinary course of business;

(r) neither Company nor Subsidiary has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock, except for dividends or distributions made by the Subsidiary to the Company in the ordinary course of business;

(s) neither Company nor Subsidiary has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees;

(t) neither Company nor Subsidiary has entered into any employment contract or consulting or independent contractor agreement with payments exceeding $100,000 per year or any collective bargaining agreement, or modified the terms of any such existing contract or agreement; or

(u) neither Company nor Subsidiary has made any other material change in employment terms (including compensation) for any of its directors or officers or for any employees having employment contracts with annual payments exceeding $100,000 per year (except for the grant and payment of any bonuses in connection with the consummation of the transactions contemplated by this Agreement).

4.08 Title to Properties.

(a) Except as set forth in Section 4.08(a) of the Disclosure Schedule, the Company and Subsidiary each own good and marketable title to, or hold pursuant to valid and enforceable leases, all of its respective assets and tangible personal property, including those shown to be owned or leased by the Company and its Subsidiary on the Latest Balance Sheet, free and clear of all Liens, except for Permitted Liens.

(b) The real property at the addresses listed in Section 4.08(b) of the Disclosure Schedule (the "Leased Real Property") constitutes all of the real property leased by the Company or its Subsidiary. The leases under which the Company or its Subsidiary leases each Leased Real Property (the "Real Property Leases") are in full force and effect, and the Company or its Subsidiary holds a valid leasehold interest in the Leased Real Property, to which each Real Property Lease relates, subject to proper authorization and execution of such Real Property Lease by any other party and the application of any bankruptcy or creditor's rights Laws. Section 4.08(b) of the Disclosure Schedule sets forth a complete and accurate list of the Real Property Leases. The Company has delivered or made available to the Purchaser complete and accurate copies of each Real Property Lease, and no Real Property Lease has been modified in any material respect, except as disclosed in Section 4.08(b) of the Disclosure Schedule. Except as set forth on Section 4.08(b) of the Disclosure Schedule, neither the Company nor its Subsidiary is in default in any material respect under any of such Real Property Leases, and to Company's

knowledge, no landlord or other party is in default under any such Real Property Leases. Except as set forth on Section 4.08(b) of the Disclosure Schedule (i) there are no pending or, to Company's knowledge, threatened condemnation proceedings, lawsuits or administrative actions relating to any Leased Real Property, (ii) the Company has not entered into, and is not aware of, any subleases, licenses or other agreements, oral or written, granting any other person the right to use or occupy any portion of the Leased Real Property and (iii) to Company's knowledge, there are no outstanding options or rights of first refusal to purchase any portion of the Leased Real Property or any interest therein.

(c) Neither the Company nor its Subsidiary owns any real property.

(d) All tangible assets and properties used in the operations of the Company or its Subsidiary owned or leased by the Company and its Subsidiary on the Latest Balance Sheet constitute all of the tangible assets and properties necessary to conduct Company's and Subsidiary's operations and business as currently conducted by Company and Subsidiary in all material respects.

(e) All tangible personal property (including aircraft and modifications thereto, computers, equipment, furniture and all other personal property) owned by the Company or Subsidiary is in good operating condition, regularly and properly maintained, subject to normal wear and tear.

(f) True, correct and complete copies of the stock record books, minute books and other corporate records maintained by the Company and Subsidiary have been made available to Purchaser, and such books and records have been maintained in accordance with good business practices. The minute books of the Company and Subsidiary accurately reflect all meetings and material corporate actions taken by the stockholders, members, Boards of Directors and committees of the Board of Directors of the Company and Subsidiary in all material respects. At the Closing, all of those books and records will be in the possession of the Company, except to the extent they have been delivered to the Purchaser on or prior to the Closing Date.

4.09 Tax Matters. Except as set forth in Section 4.09 of the Disclosure Schedule:

(a) The Company and its Subsidiary have timely filed all federal and all foreign, state and local Tax Returns that are required to be filed by them (taking into account any extensions of time to file), and all such Tax Returns are true, correct and complete in all material respects. All Taxes due and owing by the Company and its Subsidiary have been timely and fully paid or properly accrued. There are no Liens for Taxes upon any of the assets of the Company or Subsidiary (other than those described in clause (i) in the definition of Permitted Liens). All Taxes that the Company or its Subsidiary is obligated to withhold from amounts owing to any employee, creditor, contractor, consultant or third party have been fully paid or properly accrued, and all amounts of Taxes required to have been withheld by the Company and Subsidiary have been timely withheld and remitted to the applicable taxing authority (and all related reporting and record keeping requirements have been complied with).

(b) The Company has delivered to or made available to the Purchaser true, correct and complete copies (in all material respects) of all income, payroll and unemployment Tax

Returns, all property and sales and use Tax Returns, Tax examination reports and statements of deficiencies assessed against, or agreed to with respect to the Company and Subsidiary with the Internal Revenue Service or any other Tax authority for all years since December 31, 2006. No claims have ever been made by a Governmental Authority in a jurisdiction where the Company and/or Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. To Company's Knowledge, the Company and Subsidiary have not commenced activities in any jurisdiction which will result in an initial filing of any Tax Return with respect to Taxes imposed by a Governmental Authority that they had not previously been required to file in the immediately preceding taxable period. Neither Company nor Subsidiary has requested or obtained any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

(c) There are no pending, or to Company's knowledge, threatened audits, examinations, investigations or other proceedings in respect of any Tax of the Company or its Subsidiary. Neither the Company nor its Subsidiary has received from any taxing authority any (i) written notice indicating an intent to open an audit or other review or (ii) notice of deficiency or proposed adjustment for any amount of Tax that has not been fully paid or settled. Neither the Company nor its Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d) Neither the Company nor its Subsidiary is a party to or bound by any Tax allocation or sharing agreement. Neither the Company nor its Subsidiary (A) has, since December 31, 2006 been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any Person (other than the Company or its Subsidiary) under Section 1.1502 6 of the Treasury Regulations (or any similar provision of Law), as a transferee or successor, or by contract or otherwise.

(e) Neither the Company nor its Subsidiary has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(f) The unpaid Taxes of the Company and Subsidiary did not, as of the Latest Balance Sheet, exceed the reserve for Tax liability set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) and are not expected to exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company. The Company and Subsidiary have not incurred any liability for Taxes since the Latest Balance Sheet other than in the ordinary course of business.

(g) Since December 31, 2006, neither Company nor Subsidiary has received a written ruling from or entered into a written agreement with a Governmental Authority relating to any Taxes where such ruling or agreement could have a continuing effect with respect to any taxable period for which the Company or Subsidiary has not filed a Tax Return. No issue has been raised by any Governmental Authority with respect to Taxes of the Company or Subsidiary in any examination since December 31, 2006 which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any other taxable period. Neither Company nor Subsidiary has taken any action not in accordance with past

practice that would have the effect of deferring a measure of Taxes from a period (or portion thereof) ending on or prior to the Closing Date to a period (or portion thereof) beginning after the Closing Date. Except as set forth on Section 4.09(g) of the Disclosure Schedule, the Company and Subsidiary have no deferred income or Tax liabilities arising out of any transaction, including but not limited to, any (i) intercompany transaction (as defined in Treasury Regulation Section 1.1502-13); or (ii) the disposal of any property in a transaction accounted for under the installment method pursuant to Section 453 of the Code, except to the extent adequately reserved for on the Financial Statements.

(h) The Company and Subsidiary use the accrual method of accounting for Tax purposes. The Company's and Subsidiary's Tax basis in their assets for purposes of determining their future amortization, depreciation and other income tax deductions is accurately reflected on the Company's and Subsidiary's Tax books and records.

(i) Neither the Company nor Subsidiary has participated in a reportable transaction under Treasury Regulation Section 1.6011-4, including a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(j) The Company and Subsidiary will not be required to include any income or gain or exclude any deduction or loss from taxable income for any taxable period or portion thereof on or after the Closing as a result of any (i) change in method of accounting made prior to or in connection with the Closing, (ii) closing agreement under Section 7121 of the Internal Revenue Code executed prior to the Closing (or in the case of each of (i) or (ii), under any similar provision of applicable Law), (iii) installment sale or open transaction disposition consummated prior to the Closing, or (iv) prepaid amount received prior to the Closing.

(k) Neither the Company nor the Subsidiary has any nonqualified deferred compensation plans subject to Section 409A of the Code. With respect to any nonqualified deferred compensation plan identified in Section 4.09 of Disclosure Schedule (i) such plan has not been materially modified (as defined in Section 409A of the Code) since October 3, 2004, (ii) such plan has been operated and administered (A) in good faith compliance with Section 409A of the Code between January 1, 2005 and December 31, 2007 and (B) in compliance with Section 409A of the Code since January 1, 2008 and (iii) neither Company nor Subsidiary has any obligations to any employee or other Person with respect to such plan, or any agreement or arrangement thereunder, which might be subject to an excise tax under Section 409A of the Code.

4.10 Contracts and Commitments.

(a) Section 4.10 of the Disclosure Schedule sets forth the following agreements to which the Company and/or its Subsidiary is party (each a "Significant Contract" and collectively the "Significant Contracts"): (i) each collective bargaining agreement or contract with any labor union; (ii) each bonus, pension, profit sharing, retirement or other form of deferred compensation plan, other than as described in Section 4.13 or the Disclosure Schedule relating thereto; (iii)

each stock purchase, stock option or similar plan; (iv) each management, consulting, independent contractor, employment, or severance agreement to which the Company is a party, other than the standard offer letter between the Company and its employees entered into in connection with the commencement of employment, a copy of which has been made available to Purchaser; (v) each agreement or indenture relating to the borrowing of money, Indebtedness or to mortgaging, pledging or otherwise placing a material Lien on any portion of the assets of the Company and its Subsidiary including loan agreements, credit facilities, letters of credit, mortgages, security agreements, financing statements, pledge agreements, deeds of trust, swaps and other instruments relating to Indebtedness or extension of credit; (vi) each guaranty of any obligation for borrowed money or other material guaranty; (vii) each lease or agreement under which it is lessee of, or holds or operates any tangible personal property owned by any other party, for which the annual rental exceeds $75,000; (viii) each lease or agreement under which it is lessor of or permits any third party to hold or operate any tangible property, real or personal, for which the annual rental exceeds $75,000; (ix) each contract or group of related contracts with the same party for the purchase of products or services which provide for annual payments in excess of $200,000 during the trailing twelve month period ending on the date of the Latest Balance Sheet; (x) each agreement relating to any pending or completed business acquisition by the Company or its Subsidiary; (xi) each contract or group of related contracts with a client or customer that provides annual revenues (based on the trailing twelve month period ending on the date of the Latest Balance Sheet) to the Company and its Subsidiary in excess of $200,000; (xii) each agreement relating to the license, use, sale, payment of royalties or development of any third party Intellectual Property (other than commercial off the shelf licenses) to which the Company or the Subsidiary is a party; (xiii) each non-solicitation and non-competition agreement and each standalone confidentiality agreement to which the Company or the Subsidiary is a party; (xiv) each partnership and joint venture agreement to which the Company or the Subsidiary is a party; and (xv) each agreement relating to the license, use, sale or development of the Company's or the Subsidiary's Intellectual Property (it being understood that, for purposes of this Section 4.10, all purchase orders or similar arrangements, as applicable, shall be deemed incorporated by reference with respect to any underlying master agreement, multi-year agreement or similar agreement).

(b) Each Significant Contract is valid, binding and enforceable against the Company or Subsidiary (as applicable), in accordance with its terms, except as limited by any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity. Neither the Company nor the Subsidiary is in breach or default in any material respect under any Significant Contract, and, to the Company's knowledge, no other party is in breach or default thereunder in any material respect. Neither the Company nor the Subsidiary has any Significant Contracts that are Loss Contracts.

4.11 Intellectual Property.

(a) Section 4.11(a) of the Disclosure Schedule sets forth a true, complete and accurate list of (i) all registered Patents, Copyrights and Trademarks and applications therefor pending in the name of the Company or the Subsidiary or of which the Company or the Subsidiary is the owner, and (ii) all unregistered Trademarks and material unregistered Copyrights owned by the Company or the Subsidiary, and specifies for each of (i) and (ii) the status (completed or in

process) and serial or registration number, if applicable, and (iii) all licenses and sublicenses granted by or to the Company or the Subsidiary and with respect to any Intellectual Property (excluding (x) commercial off the shelf, clickwrap or shrink wrap licenses for software in which the Company or the Subsidiary is the licensee and the license fee is less than $5,000, (y) government furnished materials that constitute Intellectual Property, and (z) firmware that is included in any equipment purchased by the Company or the Subsidiary).

(b) The Company or the Subsidiary owns, free and clear of all Liens, or has the right to use, all Intellectual Property used by the Company and the Subsidiary in their respective businesses. Such Intellectual Property constitutes all of the Intellectual Property necessary to the conduct of the businesses of the Company and the Subsidiary as currently conducted. With respect to Intellectual Property owned by the Company or the Subsidiary (the "Company Owned IP"), including the Intellectual Property described in clauses (i) and (ii) of Section 4.11(a), except as set forth on Section 4.11(b) of the Disclosure Schedule, the Company or the Subsidiary is the sole owner of all right, title and interest therein and each item of such Company Owned IP is valid and enforceable.

(c) Except as set forth on Section 4.11(c) of the Disclosure Schedule, (i) neither the Company nor the Subsidiary is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use any Intellectual Property, (ii) to the Company's knowledge, no Company Owned IP is being infringed by any third party or has been infringed by any third party in the past and (iii) neither the Company nor the Subsidiary has ever infringed or violated, and is not currently infringing or violating, any Intellectual Property of any third party.

(d) Except as set forth on Section 4.11(d) of the Disclosure Schedule, (i) there is no pending or, to the Company's knowledge, threatened, claim or dispute regarding the ownership of, or use by, the Company or the Subsidiary of any Company Owned IP or the use by the Company or the Subsidiary of any other Intellectual Property, (ii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the loss of use of any Intellectual Property necessary to the conduct of the respective businesses of the Company and Subsidiary as currently conducted and (iii) to the Company's knowledge, there is no fact or circumstance existing that would render the right to use any of the Intellectual Property set forth on Section 4.11(a) of the Disclosure Schedule unenforceable or invalid.

(e) The Company has taken all reasonably necessary action to maintain and protect (i) the rights of the Company and the Subsidiary relating to the Company Owned IP set forth on Section 4.11(a) of the Disclosure Schedule and (ii) the secrecy, confidentiality, value and the rights in the trade secrets of the Company and the Subsidiary. Each of the Company and the Subsidiary has paid all fees and made all maintenance filings which have heretofore become due to any Governmental Authority with respect to Company Owned IP. Except as set forth in Section 4.11(e) of the Disclosure Schedule, the Company has and enforces a policy requiring all employees, consultants and contractors of the Company and the Subsidiary to execute confidentiality agreements and all such employees, consultants and contractors have executed such agreements. Except as set forth in Section 4.11(e) of the Disclosure Schedule, the Company's current and former employees, officers, independent contractors and consultants that have created or contributed to the development of any Intellectual Property within the scope of their employment or engagement by the Company or the Subsidiary have assigned all right, title,

interest and ownership of such Intellectual Property to the Company through a written agreement. Copies of the form of Company's confidentiality and intellectual property assignment agreements have been made available to the Purchaser. To the Company's knowledge, there has been no violation or waiver of such assignment agreements or confidentiality agreements, or unauthorized disclosure or use of any trade secret, confidential or proprietary information, or Intellectual Property of the Company or Subsidiary. To the Company's knowledge, none of the activities of any employee of the Company or the Subsidiary violates, or has violated, any contract, obligation or other arrangement that any such employee has with a former employer. To Company's knowledge, there has been no security breach relating to, no violation of any security policy regarding, and no unauthorized access to, the Company's and the Subsidiary's trade secrets, confidential and proprietary data or any confidential data used in the businesses of the Company and Subsidiary.

(f) The Company and Subsidiary maintain policies and procedures regarding data security and privacy that are commercially reasonable and in compliance with all obligations to their customers and under applicable Law.

(g) To the Company's knowledge, the products manufactured, distributed, licensed or sold by the Company and the Subsidiary do not contain any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that may or are intended to impair or prevent their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data.

(h) Section 4.11(h) of the Disclosure Schedule lists all Open Source Materials that the Company or the Subsidiary has used in any way in the products manufactured, distributed, licensed or sold by the Company and the Subsidiary and describes the manner in which such Open Source Materials have been used, including whether and how the Open Source Materials have been modified and/or distributed by the Company and the Subsidiary. Except as specifically disclosed in Section 4.11(h) of the Disclosure Schedule, neither the Company nor the Subsidiary has: (i) incorporated Open Source Materials into, or combined Open Source Materials with, any product manufactured, distributed, licensed or sold by the Company or the Subsidiary; (ii) distributed Open Source Materials in conjunction with any other software developed or distributed by the Company or the Subsidiary; or (iii) used Open Source Materials that create, or purport to create, obligations for the Company or the Subsidiary with respect to any product manufactured, distributed, licensed or sold by the Company or the Subsidiary or grant, or purport to grant, to any third party, any rights or immunities under any Intellectual Property (including using any Open Source Materials that require, as a condition of use or other exploitation of such Open Source Materials, that other software incorporated into, derived from or distributed with such Open Source Materials be disclosed or distributed in source code form, licensed for the purpose of making derivative works or redistributable at no charge or minimal charge).

(i) Except as set forth in Section 4.11(i) of the Disclosure Schedule, no Company Owned IP was developed by, with or using any facilities or resources of, educational institutions or under any contracts, funding, agreements, or other agreements or arrangement with any Governmental Authority. All United States government customers have licensed or purchased the products and services of the Company and the Subsidiary as "commercial items" in accordance with FAR Part 12, and any rights in those products and services acquired by

government customers are consistent with the licenses provided to commercial customers of the Company or the Subsidiary (as applicable).

(j) Neither the Company nor the Subsidiary has licensed, distributed or disclosed the source code version of any software included in the Intellectual Property of the Company or the Subsidiary to any person, except pursuant to the agreements listed in Section 4.11(a) of the Disclosure Schedule, and the Company and the Subsidiary have taken all reasonable physical and electronic security measures to prevent disclosure of such source code.

4.12 Litigation.

(a) Except as set forth in Section 4.12 of the Disclosure Schedule, there is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to Company's knowledge, threatened, by or against, or relating in any material respect to, the Company or Subsidiary.

(b) Except as disclosed in Section 4.12 of the Disclosure Schedule, there are no outstanding judgments against the Company or Subsidiary or consent decrees, orders or injunctions to which the Company or the Subsidiary is subject.

(c) There is no action, claim, suit or proceeding pending, or to the Company's knowledge, threatened, by or against, or affecting in any material respect, the Company, the Subsidiary or any stockholder or director of the Company or Subsidiary, in connection with or relating to the transactions contemplated by this Agreement or of any action taken or to be taken in connection herewith.

(d) Since December 31, 2006, there have been no product liability claims, suits, actions or proceedings involving the Company or Subsidiary or relating to products or services manufactured, sold or provided by the Company or Subsidiary.

4.13 Employee Benefit Plans.

(a) Section 4.13 of the Disclosure Schedule sets forth all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, profit sharing, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which the Company or Subsidiary is a party, with respect to which the Company or Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or Subsidiary for the benefit of any current or former employee, consultant, independent contractor, officer or director of the Company or Subsidiary (collectively, without regard to materiality, the "Plans"). The Company and Subsidiary have made available to the Purchaser a true, current and complete copy of (i) each Plan that has been reduced to writing, together with all amendments; (ii) in the case of each Plan that not been reduced to writing, a summary of all material terms of the Plan, as amended and in effect and (iii) for each Plan, the following: (A) any related summary plan description or similar summary; (B) any related trust agreements, group annuity contracts, insurance contracts,

administrative services agreements or similar agreements; (C) for any such Plan for which a Form 5500 is required to be filed, the two most recently filed Forms 5500; (D) for any Plan that is intended to qualify under Section 401(a) of the Code, (1) a copy of the most recent Internal Revenue Service of the United States (the "IRS") determination letter or, if a prototype plan, an opinion letter and (2) any material correspondence with or notices from the IRS or the Department of Labor.

(b) Except as set forth in Section 4.13 of the Disclosure Schedule, each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that the Plan is so qualified is operated under the terms of a pre-approved plan for which the provider of the plan has received an IRS opinion letter that the plan is so qualified, and, to the Company's knowledge, no circumstance exists that could reasonably be expected to adversely affect the qualified status of any Plan.

(c) Except as set forth in Section 4.13 of the Disclosure Schedule, each Plan has been established and administered in material compliance, in both form and operation, in accordance with its terms, and with the applicable provisions of ERISA, the Code and other applicable Laws, and all contributions to, premiums with respect to and benefit payments under each such Plan have been timely made or, to the extent not yet due, appropriately accrued, and (ii) no Plan provides retiree welfare benefits, and the Company and the Subsidiary have no obligation to provide any retiree welfare benefits other than as required by Section 4980B of the Code or similar state Law.

(d) Except as set forth in Section 4.13 of the Disclosure Schedule, with respect to any Plan, as of the date of this Agreement (i) no claims (other than claims for benefits in the ordinary course) are pending or, to the Company's knowledge, threatened in writing, (ii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other Governmental Authority is pending, or to the Company's knowledge, threatened and (iii) no event has occurred from which a liability could arise under the "prohibited transaction" rules (as defined in Section 406 of ERISA or Section 4975 of the Code) and no "fiduciary" (as defined in ERISA Section 3(21)) has any liability for any breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Plan.

(e) None of the Company, Subsidiary or any trade or business (whether or not incorporated) which is treated as a single employer with Company (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Code, has at any time maintained, contributed to or incurred any liability under any defined benefit pension plan subject to Title IV of ERISA or any "multiemployer plan" or "multiple employer plan" as those terms are defined in ERISA.

(f) Except as set forth in Section 4.13 of the Disclosure Schedule, the execution, delivery and performance by each of the Company and Subsidiary of its obligations under the transactions contemplated by this Agreement and the Transaction Documents to which it is party will not (either alone or upon the occurrence of any additional or subsequent events) result in the triggering or imposition of (x) any restrictions or limitations on the right of the Company or Subsidiary to amend or terminate any Plan, or (y) result in "excess parachute payments" within

the meaning of Section 280G(b)(1) of the Code that would be non-deductible by the Company or Subsidiary by virtue of Section 4999 of the Code.

(g) None of the Company, Subsidiary or any ERISA Affiliate maintains or contributes to any Plan that is subject to the Laws of a jurisdiction other than the United States (whether or not United States Law also applies).

(h) None of the Company, the Subsidiary or any ERISA Affiliate maintains or contributes to any "defined benefit plan" within the meaning of Section 3(35) of ERISA.

4.14 Compliance with Laws; Improper Payments.

(a) Since December 31, 2006, each of the Company and the Subsidiary has conducted its respective business in compliance in all material respects with applicable Law and has received no written or oral notice of or been charged with the violation of any applicable Law during such period. Each of the Company and the Subsidiary has all licenses, permits, franchises, orders, approvals, written waivers and other authorizations of Governmental Authorities as are required in order to enable it to own or lease its assets and conduct its respective business in all respects as currently conducted. With respect to each aircraft owned or operated by the Company or Subsidiary, (i) Company and Subsidiary have all certifications of airworthiness from the Federal Aviation Administration ("FAA") as are required in order to enable them to own and operate the aircraft and their businesses as currently conducted and (ii) Company and Subsidiary are in compliance with all FAA, U.S. Department of Transportation and all other regulations, requirements and Laws in all material respects applicable to the ownership, use, operation and maintenance of such aircraft. No registration, filing, notice, order, approval, consent, written waiver or other action of any Governmental Authority is required by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby in order to maintain the rights pertaining to the licenses, permits, franchises, orders, approvals, written waivers and other authorizations of Governmental Authorities referred to in the preceding sentence.

(b) Neither the Company, the Subsidiary, nor to the Company's knowledge, any Stockholder or any director, officer, employee, agent or representative of the Company or Subsidiary, or Person acting on behalf of any of them, directly or indirectly (i) has made, paid or received any bribes, kickbacks or other similar unlawful payments to or from any Person, (ii) has made any unlawful contributions to a domestic or foreign political party or candidate or (iii) has made any unlawful foreign payment (as defined in the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq.). The internal accounting controls of the Company and each Subsidiary are adequate to provide reasonable assurance that material instances of any of the foregoing are detected in a timely manner.

(c) Company and Subsidiary have complied with all Import and Export Control Laws applicable to the conduct of their business and have obtained all necessary Export Approvals in connection with their sale, delivery, transfer or provision of any products, services, information, documents, technology or data, and no notice, approval or consent is required by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby in order to maintain the rights pertaining to such Export Approvals.

4.15 Environmental Compliance and Conditions. Except as set forth in Section 4.15 of the Disclosure Schedule:

(a) The Company and its Subsidiary have obtained and possess all permits, licenses and other authorizations required under Environmental, Health and Safety Requirements in connection with the conduct of their business, and the Company and its Subsidiary are in compliance with all terms and conditions of such permits, licenses and authorizations.

(b) The Company and the Subsidiary are in compliance with all applicable Environmental, Health and Safety Requirements and any written notice or demand letter issued, entered, promulgated or approved thereunder.

(c) Neither the Company nor its Subsidiary has received, since December 31, 2006, any written claim, demand or notice of violations or liabilities arising under Environmental, Health and Safety Requirements, including any investigatory, remedial or corrective obligation from any foreign, federal, state or local governments or any agency thereof, or any claim by any other Person, relating to the Company, its Subsidiary or their facilities and arising under Environmental, Health and Safety Requirements, the subject of which is unresolved.

(d) The Company has not commissioned and does not possess any environmental site assessments or environmental audit reports relating to the Company or its Subsidiary, or any of their respective facilities.

(e) No releases of any hazardous material have occurred at, on, from or under any Leased Real Property, for which releases the Company or Subsidiary is liable under any Environmental, Health and Safety Requirements.

(f) No Leased Real Property is listed or, to Company's knowledge, proposed to be listed on the National Priorities List or CERCLIS or on any similar governmental database that require cleanup under Environmental, Health and Safety Requirements.

4.16 Affiliated Transactions. Except as set forth in Section 4.16 of the Disclosure Schedule, no officer, director, Stockholder or Affiliate of the Company or Subsidiary is a party to any agreement, contract, commitment or transaction with the Company or its Subsidiary or, to Company's knowledge, has any interest in any property used by the Company or its Subsidiary. Except as set forth in Section 4.16 of the Disclosure Schedule, with respect to any customer, supplier or competitor of the Company or Subsidiary or any entity party to any Significant Contract, no officer, or to the Company's knowledge, director or Stockholder of the Company or Subsidiary (a) directly owns any interest in such entity, except for interest in publicly traded companies comprising in each case less than 3% of the outstanding equity interest in such companies or (b) serves as an officer or director of such entity.

4.17 Labor and Employment.

(a) Except as set forth in Section 4.17 of the Disclosure Schedule, (i) no employee of the Company or Subsidiary is represented by a labor union, work council or similar organization in connection with their employment by the Company or such Subsidiary, (ii) none of the Company or Subsidiary is party to, or otherwise subject to, any collective bargaining agreement

or other labor union contract, (iii) to the Company's knowledge, no petition is currently pending, instituted or in progress by an employee or group of employees of the Company or Subsidiary with any labor relations board seeking recognition of a bargaining representative, (iv) to the Company's knowledge, there is no organizational effort currently being made or, threatened by or on behalf of, any labor union to organize employees of the Company or Subsidiary and no written demand for recognition of employees of the Company or Subsidiary has been made to the Company or such Subsidiary by, or on behalf of, any labor union, (v) there are no unfair labor practice complaints pending against the Company or Subsidiary before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of the Company or Subsidiary, and (vi) there is no labor strike, work stoppage, material grievance, collective bargaining dispute, or lockout pending, or, to the Company's knowledge, threatened, by or with respect to any employees of the Company or Subsidiary.

(b) Each of the Company and the Subsidiary is in compliance in all material respects with all employment agreements, consulting, independent contractor and other service contracts, and severance and separation agreements.

(c) Neither the Company nor Subsidiary, during the four (4) year period prior to the date hereof, has taken any action that would constitute a "Mass Layoff" or "Plant Closing" within the meaning of the Worker Adjustment Retraining and Notification Act (the "WARN Act") or would otherwise trigger notice requirements or liability under any plant closing notice Law without complying in all material respects with the applicable requirements under the WARN Act or such other applicable plant closing notice Law.

(d) Company is in compliance with all applicable Laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, prohibited discrimination, equal employment, fair employment practices, immigration status, employee safety and health, wages and hours (including overtime wages), compensation and hours of work.

4.18 Government Contracts and Subcontracts.

(a) Except as set forth in Section 4.18(a) of the Disclosure Schedule, (i) no cost incurred by the Company or its Subsidiary pertaining to any Government Contract has been challenged by any Governmental Authority or representative thereof, (ii) all amounts previously charged or at present carried as chargeable by the Company and the Subsidiary to any Government Contract have been or are reasonable, allowable and allocable to each such Government Contract and (iii) no written, or to the Company's knowledge oral, notice has been given to the Company or the Subsidiary of a cost accounting standard noncompliance.

(b) Except as set forth in Section 4.18(b) of the Disclosure Schedule, (i) none of the directors, officers or employees of the Company or its Subsidiary is, or since December 31, 2006, has been, under administrative, civil or criminal investigation, or has been under indictment by any Governmental Authority or, has been the subject of any audit, investigation or action with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract, and (ii) since December 31, 2006, neither the Company nor its

Subsidiary has conducted or initiated any internal investigation or made a voluntary disclosure to any Governmental Authority with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract.

(c) There does not exist and has not existed since December 31, 2006 any irregularity, misstatement or omission arising under or relating to any Government Contract of the Company or Subsidiary that has led or, to the Company's knowledge could reasonably be expected to lead, to any of the consequences set forth in Section 4.18(b) (other than audits in the ordinary course of business), or any other material damage, penalty assessment, recoupment of payment or disallowance of cost.

(d) There are (i) no outstanding claims against the Company or its Subsidiary, either by a Governmental Authority or by a prime contractor, subcontractor, vendor or other Person, arising under or relating to any Government Contract and, to the Company's knowledge, there are currently no facts or circumstances upon which such a claim could reasonably be based in the future and (ii) no material disputes between the Company or its Subsidiary and any Governmental Authority under the Contract Disputes Act, the Acquisition Management System or any other federal statute or regulation, or between the Company or its Subsidiary and any prime contractor, subcontractor or vendor, in each case arising under or relating to any Government Contract, and to the Company's knowledge there are no facts or circumstances that could reasonably be expected to lead to any such dispute in the future.

(e) Except for claims for payment of fees and purchase prices in the ordinary course of business, neither the Company nor its Subsidiary has any interest in any pending claim against any Governmental Authority or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract.

(f) Except as set forth in Section 4.18(f) of the Disclosure Schedule, no Government Contract to which the Company or its Subsidiary is a party is currently, or has been within the two-year period prior to the date hereof, under audit by any Governmental Authority or any other Person that is a party to such Government Contract.

(g) Neither the Company nor its Subsidiary has received any draft or final post award audit report, any draft or final notice of cost disallowance, or any draft or final notice of noncompliance with any cost accounting standard. All information made available or accessible by the Company and its Subsidiary for any such audit was current, complete and accurate and in compliance in all material respects with applicable regulations and cost accounting standards.

(h) Neither the Company nor its Subsidiary has been suspended or debarred from bidding on contracts or subcontracts with any Governmental Authority, nor, to the Company's knowledge, has any suspension or debarment action been commenced. Except as set forth in Section 4.18(h) of the Disclosure Schedule, to the Company's knowledge, no valid basis exists for the Company's or the Subsidiary's debarment or suspension from bidding on contracts or subcontracts with any Governmental Authority.

(i) Other than routine contract audits by the Defense Contract Audit Agency, since December 31, 2006, neither the Company nor its Subsidiary has been, nor is it now being,

audited or investigated by any Governmental Authority, including, without limitation, the General Accounting Office, the Defense Contract Audit Agency, the Defense Contract Administrative Service, the Department of Labor, the Department of Health and Human Services, the Environmental Protection Agency, the General Services Administration, or the Inspector General or Auditor General or similar functionary of any agency or instrumentality, nor, to the Company's knowledge, has any such audit or investigation been threatened.

(j) Neither the Company nor its Subsidiary has any disputes pending before a contracting office of, or any current claim pending against, any agency or instrumentality of any Governmental Authority.

(k) Since December 31, 2006, neither the Company nor its Subsidiary has, with respect to any Government Contract (i) received a cure notice or show cause notice advising the Company or its Subsidiary that it was in default or would, if it failed to take remedial action, be in default under such Government Contract or (ii) had such Government Contract terminated or cancelled.

(l) There are no outstanding claims, or threatened claims to the Company's knowledge, with respect to Government Contracts (other than routine invoices in process and unbilled charges), by the Company or its Subsidiary against a customer, or by a customer against the Company or its Subsidiary.

(m) Except as set forth in Section 4.18(m) of the Disclosure Schedule, neither the Company nor its Subsidiary has received from any U.S. Governmental Authority or any prime contractor or subcontractor to a Governmental Authority, any special, preferential or advantageous treatment in the award of a Government Contract or grant, or in any other manner, including as a "small business concern," "small disadvantaged business" (or "minority-owned business"), "women-owned" concern, or any other socially and economically disadvantaged classification, as defined in the Small Business Act (15 U.S.C. Sec. 631, et. seq.), the Federal Property and Administrative Services Act (41 U.S.C. Sec. 252), Section 7102 of the Federal Acquisition Streamlining Act of 1994 (Public Law 103-355), 10 U.S.C. Sec. 2323, Executive Order 12138, May 18, 1979, or regulations implementing these requirements, including the Federal Acquisition Regulations.

(n) Except as set forth in Section 4.18(n) of the Disclosure Schedule, neither the Company nor its Subsidiary has any outstanding proposal for a Government Contract.

4.19 Insurance. Section 4.19 of the Disclosure Schedule lists each material insurance policy maintained by the Company and its Subsidiary, complete and accurate copies of which have been delivered or made available to the Purchaser. Each such insurance policy is in full force and effect, all premiums due thereon have been paid and, neither the Company nor Subsidiary has received any written or, to the Company's knowledge, oral notice of termination or reduction of coverage, or intent to terminate or reduce coverage, of any such insurance policy. Neither the Company nor its Subsidiary is in material default with respect to its obligations under any such insurance policy. Except as set forth in Section 4.18 of the Disclosure Schedule, neither the Company nor its Subsidiary has any self insurance or co insurance programs.

4.20 Brokerage. Except as set forth in Section 4.20 of the Disclosure Schedule, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of any Stockholder, any Optionholder, the Company or Subsidiary. Except as set forth in Section 4.20 of the Disclosure Schedule, all negotiations relating to this Agreement, and the transactions contemplated hereby, have been carried on without the participation of any Person acting on behalf of the Company or Subsidiary in such manner as to give rise to any claim for any bonus or compensation payable to any officer, director, employee, agent or sales representative of or consultant to the Company or Subsidiary or any other Person in connection with the negotiation or consummation of the transactions contemplated hereby. The Stockholders and Optionholders shall be solely responsible for paying any broker's commission or similar fee or compensation to any Person identified in Section 4.20 of the Disclosure Schedule to the extent not paid on or before the Closing Date.

4.21 Banking Relationships. Section 4.21 of the Disclosure Schedule sets forth (a) a list of each account, lock box or safe deposit box of the Company and the Subsidiary (including any necessary identifying information) and (b) the name of each Person authorized to draw thereon or to have access thereto and the name of each Person or entity, if any, holding powers of attorney with respect thereto and (c) a summary statement of the balances and contents thereof as of a date not more than fifteen (15) days prior to the date of this Agreement.

4.22 Customers and Suppliers.

(a) Section 4.22(a) of the Disclosure Schedule sets forth a list of each customer (including any group of Persons that are Affiliates) that has accounted for more than 5% of the consolidated revenues of the Company and Subsidiary, taken as a whole, in any fiscal year beginning with the fiscal year ended December 31, 2008. Except as set forth in Section 4.22(a) of the Disclosure Schedule, the relationship between the Company and Subsidiary, taken as a whole, and any customer set forth in Section 4.22(a) of the Disclosure Schedule has not changed in any material adverse respect since January 1, 2009.

(b) Section 4.22(b) of the Disclosure Schedule sets forth a list of each supplier (including any group of Persons that are Affiliates) that has accounted for more than 5% of the consolidated payments to suppliers by the Company and Subsidiary, taken as a whole, in any fiscal year beginning with the fiscal year ended December 31, 2008. Except as set forth in Section 4.22(b) of the Disclosure Schedule, the relationship between the Company and Subsidiary, taken as a whole, and any supplier set forth in Section 4.22(b) of the Disclosure Schedule has not changed in any material adverse respect since January 1, 2009.

(c) None of the customers and suppliers set forth in Sections 4.22(a) and (b) of the Disclosure Schedule have given written or, to the Company's knowledge, oral notice of their intent of not continuing their relationship or not continuing to conduct business with the Company and Subsidiary after the Closing Date in substantially the same manner and on the same terms and conditions as prior to the Closing Date, and to the Company's knowledge, except as set forth in Section 4.22(c) of the Disclosure Schedule, there are no facts or circumstances that would reasonably be expected to result in any customer or supplier set forth in Sections 4.22(a) and (b) of the Disclosure Schedule not continuing their relationship or not continuing to conduct

business with the Company and Subsidiary after the Closing Date in substantially the same manner and on the same terms and conditions as prior to the Closing Date.

4.23 Accounts Receivable; Inventory.

(a) Section 4.23(a) of the Disclosure Schedule sets forth a list of all Accounts Receivable of the Company and Subsidiary existing as of May 31, 2011, separately showing those receivables that as of such date have not yet been billed, and billed receivables that have been outstanding 30 days or less, 31 to 60 days, 61 to 90 days and more than 90 days.

(b) Except as set forth in Section 4.23(b) of the Disclosure Schedule, subject to any reserves, each Accounts Receivable of the Company and Subsidiary that has been billed is and each unbilled Accounts Receivable will be when billed (i) valid and existing and represents monies due for goods sold and delivered and services performed in bona fide commercial transactions; (ii) a legally binding obligation of the account debtor enforceable in accordance with its terms, free and clear of all Liens and not subject to refunds, discounts (other than trade discounts provided in the ordinary course of business), setoffs, adverse claims, counterclaims, assessments, defaults, prepayments, defenses or conditions precedent: (iii) fully collectible, net of any reserve for uncollectible accounts shown on the Latest Balance Sheet; and (iv) since the Latest Balance Sheet, no Accounts Receivable have been written off or sold by the Company or Subsidiary.

(c) Subject to any reserves, all Inventory of the Company and Subsidiary is in good and merchantable condition, usable or saleable in the ordinary course of business.

4.24 Territorial Restrictions. The Company and Subsidiary are not restricted by any agreement or understanding with any other Person from carrying on their respective businesses in any geographical area in the world.

4.25 Product or Service Warranties. Except as set forth in Section 4.25 of the Disclosure Schedule and for warranties under applicable Law (if any), (a) there are no warranties, express or implied, written or oral, with respect to the products and services of the Company and Subsidiary, and (b) there are no pending or, to the Company's knowledge, threatened claims with respect to any such warranties. The Company is not aware of any facts that indicate that the reserves for product or service warranties reflected in the Latest Balance Sheet are materially understated. Section 4.25 of the Disclosure Schedule includes a copy of the form of all written warranties furnished by the Company and Subsidiary to purchasers of any product or service sold by the Company or Subsidiary since January 1, 2009. There have been no warranty claims or complaints relating to the products of the Company or the Subsidiary during the previous and current calendar year, whether or not resolved.

4.26 Order Backlog. A true and complete list of (a) all firm product and service purchase orders and contracts for the sale of goods or the delivery of services by the Company and Subsidiary to Persons other than Governmental Authorities, and (b) all firm funded product and service purchase orders and contracts for the sale of goods or the delivery of services by the Company and Subsidiary to Governmental Authorities (collectively, the "Backlog") pending as

of the latest practical date prior to the date of this Agreement is set forth in Section 4.26 of the Disclosure Schedule.

4.27 Government Furnished Equipment. Section 4.27 of the Disclosure Schedule identifies by description or by inventory number each piece of equipment and fixtures loaned, bailed or otherwise furnished to or held by Company or Subsidiary by or on behalf of the United States or any foreign country having a value equal to or greater than Ten Thousand Dollars ($10,000).

4.28 Disclosure. No representation or warranty of the Company in this Agreement or in the Disclosure Schedule attached hereto contains any untrue statement of a material fact or omits any statement of a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE V

[INTENTIONALLY OMITTED]

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Stockholders, Optionholders and the Company, subject to such exceptions as are specifically disclosed in the Disclosure Schedule, on the date hereof and (except where a representation or warranty is made herein as of a specified date) as of the Effective Time, as though made at the Effective Time, as follows:

6.01 Organization and Corporate Power. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland, with full power and authority to enter into this Agreement and perform its obligations hereunder. The Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of The Commonwealth of Massachusetts, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder.

6.02 Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by the Purchaser and the Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action, and no other proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by the Purchaser and the Merger Sub and assuming the due authorization, execution and delivery by the other Parties hereto, this Agreement constitutes a valid and binding obligation of the Purchaser and the Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors' rights and general principles of equity effecting the availability of specific performance and other equitable remedies.

6.03 No Violation. Neither the Purchaser nor the Merger Sub is subject to or obligated under (a) its certificate or articles of incorporation or its bylaws (or similar organizational documents) or (b) any applicable Law, or rule or regulation of any governmental authority, or any material agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated in any material respect by the Purchaser's or the Merger Sub's execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

6.04 Governmental Authorities; Consents. Except for 8-K reports and any other applicable filings or disclosure requirements with the SEC or pursuant to the Securities Act or NASDAQ rules and requirements, neither the Purchaser nor the Merger Sub is required to submit any notice, report or other filing with any governmental authority in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any governmental or regulatory authority or any other Person is required to be obtained by the Purchaser or the Merger Sub in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

6.05 Litigation. There are no actions, suits or proceedings pending or, to the Purchaser's knowledge, threatened against the Purchaser or the Merger Sub at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect the Purchaser's or the Merger Sub's performance under this Agreement or the consummation of the transactions contemplated hereby. Neither the Purchaser nor Merger Sub is subject to any outstanding judgment, order or decree of any court or governmental body.

6.06 Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Purchaser or the Merger Sub.

6.07 Available Financing. The Purchaser has and shall have at the Closing sufficient cash, available lines of credit or other sources of immediately available funds to make payment of all amounts to be paid by it hereunder on and after the Closing Date.

6.08 Investment Representation. The Purchaser is acquiring the securities of the Company for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. The Purchaser is an "accredited investor" as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Purchaser acknowledges securities of the Company have not been registered under the Securities Act of 1933, as amended, or any state or foreign securities Laws and that the securities of the Company may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act of 1933 and the securities of the Company are registered under any applicable state or foreign securities Laws or sold pursuant to an exemption

from registration under the Securities Act of 1933, as amended, and any applicable state or foreign securities Laws.

6.09 Purpose. Merger Sub is a newly organized corporation, formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Prior to the date hereof, Merger Sub has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement. Merger Sub is a wholly-owned subsidiary of the Purchaser.

6.10 Solvency. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or its Subsidiary.

ARTICLE VII

COVENANTS OF THE COMPANY

7.01 Conduct of the Business.

(a) From the date hereof until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 10.01, except as otherwise provided for by this Agreement (including the Disclosure Schedule) or consented to in writing by the Purchaser (which consent will not be unreasonably withheld, conditioned or delayed) the Company shall operate its business and the businesses of its Subsidiary in the ordinary course of business consistent with past practices; provided that, the foregoing notwithstanding, the Company and its Subsidiary may effect the Contemplated Aircraft Purchase and use all available cash to repay any Indebtedness of the Company and its Subsidiary prior to the Closing.

(b) From the date hereof until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 10.01, except as otherwise provided for by this Agreement (including the Disclosure Schedule), in order to comply with the terms of this Agreement or consented to in writing by the Purchaser (which consent will not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit its Subsidiary to: (i) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any capital stock of the Company or Subsidiary, or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating either Company or Subsidiary to issue or purchase any such shares or other convertible securities; (ii) effect any recapitalization, reclassification, stock dividend, stock split or like change in its capitalization; (iii) amend its or its Subsidiary's certificate or articles of incorporation, articles of organization, bylaws, operating agreement (or equivalent organizational documents); (iv) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any capital stock of the Company or Subsidiary, or directly or indirectly repurchase, redeem or otherwise acquire any shares of Company's or Subsidiary's capital stock (or options, warrants or other rights convertible into, exercisable or exchangeable for such common stock); (v) sell, lease, license, transfer or otherwise dispose of or grant any security interest in any of its properties or assets, including without limitation the sale of any accounts receivable of the

Company or Subsidiary, except for sales of assets in the ordinary course of business and consistent with past practice; (vi) make any capital investment in, or any loan to, any other Person except for normal travel and expense advances to employees consistent with past practices; (vii) make any capital expenditures or commitments therefor, except for the Contemplated Aircraft Purchase; (viii) make any loan to, or enter into any other transaction with, any of its directors, officers, and employees outside the ordinary course of business; (ix) other than as expressly contemplated by any Significant Contract and the Contemplated Aircraft Purchase, make any expenditures or enter into any commitment or transaction involving expenditures exceeding $50,000 individually or $250,000 in the aggregate; (x) pay, discharge, waive or satisfy, in any amount in excess of $50,000 in any one case, or $250,000 in the aggregate, any claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Latest Balance Sheet or trade payables and other obligations in the ordinary course of business consistent with past practices and the repayment of Company Indebtedness prior to Closing as contemplated by this Agreement; (xi) adopt or change accounting methods or practices (including any change in depreciation or amortization policies) other than as required by GAAP or applicable Law; (xii) (A) make or change any election in respect of Taxes, (B) adopt or change any accounting method in respect of Taxes, (C) settle any claim or assessment in respect of Taxes, (D) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or (E) file any income or other material Tax Return or amend any Tax Return unless a copy of such Tax Return or amended Tax Return has been delivered to Purchaser for review a reasonable time prior to filing and Purchaser has approved such Tax Return or amended Tax Return in writing, which approval may not be unreasonably delayed, conditioned or withheld; (xiii) revalue any of its assets (whether tangible or intangible), including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice; (xiv) incur any Indebtedness or guarantee any Indebtedness of any Person or issue or sell any debt securities, or guarantee any debt securities of any Person; (xv) waive or release any material right or claim, including any write-off or other compromise of any account receivable, other than in the ordinary course of business consistent with past practice; (xvi) commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation against the Company, the Subsidiary or their affairs; (xvii) (A) sell, lease, license or transfer to any Person any rights to any Company or Subsidiary Intellectual Property or enter into any agreement or modify any existing agreement with respect to any Company or Subsidiary Intellectual Property with any Person or with respect to any Intellectual Property of any third party, other than non-exclusive licenses of the Company or Subsidiary Intellectual Property in connection with the sale of Company or Subsidiary products or services to end user customers in the ordinary course of business consistent with past practices, (B) purchase or license any Intellectual Property except in the ordinary course of business consistent with past practice or enter into any agreement or modify any existing agreement with respect to the Intellectual Property of any third party, (C) enter into any agreement or modify any existing agreement with respect to the development of any Intellectual Property with a third party, or (D) change the pricing charged by the Company or Subsidiary to its customers or licensees, or the pricing or royalties set or charged by Persons who have licensed Intellectual Property to the Company or Subsidiary; (xviii) enter into or amend any agreement pursuant to which any other party is granted marketing, distribution, development,

manufacturing or similar rights of any type or scope with respect to any Company or Subsidiary products, services or Intellectual Property; (xix) enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any of the Real Property Leases; (xx) amend or otherwise modify (or agree to do so) in any material respect the terms of any of the contracts or agreements set forth in the Disclosure Schedule involving the payment of aggregate consideration by or to the Company or its Subsidiary in excess of $50,000, or violate any of the contracts or agreements set forth in the Disclosure Schedule; (xxi) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; (xxii) enter into any strategic alliance, affiliate agreement or joint marketing arrangement or agreement; or (xxiii) cancel, amend or renew any insurance policy.

(c) From the date hereof until the earlier of the Effective Date or the termination of this Agreement pursuant to Section 10.01, except as otherwise provided for by this Agreement (including the Disclosure Schedule), in order to comply with the terms of this Agreement or consented to in writing by the Purchaser (which consent will not be unreasonably withheld, conditioned or delayed), neither the Company nor the Subsidiary shall (i) hire, engage or terminate any employees, consultants or independent contractors of the Company or its Subsidiary or otherwise cause any employees, consultants or independent contractors to resign or terminate their relationship with the Company or Subsidiary (other than for cause); (ii) change the remuneration or terms of employment of any employees, officers or directors of the Company or its Subsidiary or make any payment (except as required or contemplated by this Agreement), commitment or obligation of any kind for the payment (whether in cash, property or equity) of a severance payment, termination payment, retention payment, bonus or other additional compensation to any such person; (iii) promote or demote any employees or change the employment status or titles of any of the employees of the Company or Subsidiary; or (iv) amend or terminate any employee benefit Plans, other than as required by Law.

7.02 Access to Books and Records. From the date hereof until the Effective Time, the Company shall provide the Purchaser and its authorized representatives (the "Purchaser's Representatives") with access during normal business hours and upon reasonable notice to the offices, properties, officers, books and records of the Company and its Subsidiary in order for the Purchaser to have the opportunity to make such investigation as it shall reasonably desire to make of the affairs of the Company and its Subsidiary; provided that such access does not unreasonably interfere with the normal operations of the Company and its Subsidiary; provided further that all requests for such access shall be directed to Jeffrey Smith, Chief Executive Officer of the Company, or such other Person as the Company may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, neither the Company nor its Subsidiary shall be required to disclose any information to the Purchaser if such disclosure would be reasonably likely to (x) jeopardize any attorney client or other legal privilege or (y) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof. The Company does not make any representation of warranty as to the accuracy of any information (if any) provided pursuant to this Section 7.02, and the Purchaser may not rely on the accuracy of any such information, in each case other than as

expressly set forth in the Company's representations and warranties contained in this Agreement and the Transaction Documents. The information provided pursuant to this Section 7.02 will be used solely for the purpose of effectuating the transactions contemplated hereby, and will be governed by all the terms and conditions of the Mutual Nondisclosure Agreement, dated January 31, 2011, by and between the Company and the Purchaser (the "Confidentiality Agreement"). Additionally, the Confidentiality Agreement shall survive the termination of this Agreement for a period of 24 months following the date of such termination (and, notwithstanding anything contained in this Agreement or the Confidentiality Agreement to the contrary, the Confidentiality Agreement term shall be automatically amended to be extended for such additional 24 months).

7.03 Regulatory Filings. The Company shall make or cause to be made all filings and submissions under any Laws or regulations applicable to the Company and its Subsidiary required for the consummation of the transactions contemplated herein. The Company shall coordinate and cooperate with the Purchaser in exchanging such information and providing such assistance as the Purchaser may reasonably request in connection with all of the foregoing.

7.04 Conditions. The Company shall use commercially reasonable efforts to cause the conditions set forth in Section 3.01 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in Article III hereof (other than those to be satisfied at the Closing).

7.05 Notification. From the date hereof until the Effective Time, the Company and the Stockholder Representative shall provide prompt notice to the Purchaser in writing of any material variances from the representations and warranties contained in Article IV, and of any other fact or event that constitutes a breach of the representations, warranties, covenants and agreements in this Agreement made by the Company or the Stockholder Representative and of any event or occurrence which is likely to cause any such representation or warranty to be untrue or inaccurate at the Effective Time or is likely to result in the Company's failure to satisfy any covenant, agreement or condition to be complied with by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.05 shall not (a) limit or otherwise affect any remedies available to Purchaser or (b) constitute an acknowledgment or admission of a breach of this Agreement; provided further that a party's unintentional failure to give notice under this Section 7.05 shall not be deemed a covenant breach, but if such breach remains uncured as of the Closing, shall constitute only a breach of the underlying representation, warranty, covenant, condition or agreement, as the case may be. No disclosure or notice by the Company pursuant to this Section 7.05 shall be deemed to amend or supplement the appropriate Disclosure Schedule delivered on the date hereof or prevent or cure any misrepresentation, breach of warranty or breach of covenant, condition or agreement. With respect to any disclosure or notice by the Company under this Section 7.05 that constitutes a breach giving rise to a right of termination under Article X herein, the Purchaser shall have the right to (a) terminate this Agreement pursuant to Article X or (b) consummate and close the transactions described herein without waiving the breach, violation or condition, in which case Purchaser shall be entitled to indemnification under Article IX for all Losses suffered or incurred by Purchaser arising out of said breach; provided, however, that nothing herein shall prevent the Company or the Stockholder Representative from curing or attempting to cure such breach or failure to satisfy such condition.

7.06 No Solicitation.

(a) Until the earlier of (i) the Closing, or (ii) the date of termination of this Agreement pursuant to the provisions of Section 10.1 hereof, the Company and the Subsidiary shall not, and the Company shall direct the Stockholder Representative and the Company's and Subsidiary's officers, directors, employees, Key Stockholders, agents, affiliates, and advisors (each a "Company Representative") not to (and shall not authorize or knowingly permit them to), directly or indirectly, take any of the following actions with any party other than Purchaser and its designees: (A) solicit, initiate, participate or knowingly encourage any negotiations or discussions with respect to any offer or proposal to acquire all or any portion of the Company's or the Subsidiary's business or properties, or any equity interest in the Company or Subsidiary or shares of Company capital stock or Subsidiary ownership or membership interest or any rights to acquire any shares of Company capital stock or other equity interests in the Company or Subsidiary, regardless of the form of transaction (a "Competing Transaction"), or effect any such Competing Transaction, (B) disclose any information to any Person concerning the business or properties of the Company, or afford to any Person access to the Company's properties, books or records other than in the ordinary course of business or in connection with the negotiation, execution and performance of this Agreement, (C) assist or cooperate with any Person to make any proposal regarding a Competing Transaction, or (D) enter into any agreement with any Person providing for a Competing Transaction. In the event that the Company or any Company Representative shall receive, prior to the Closing or the termination of this Agreement in accordance with Section 10.1 hereof, any offer, proposal, or request, directly or indirectly, of the type referenced in clause (A), (C) or (D) above, or any request for disclosure or access as referenced in clause (B) above, the Company shall, or shall cause such Company Representative to, immediately (x) terminate, suspend or otherwise discontinue any and all discussions or other negotiations with such Person with regard to such offers, proposals, or requests and (y) notify Purchaser thereof, including the terms and conditions of such proposal or inquiry, in reasonable detail.

(b) Notwithstanding the preceding subparagraph (a), prior to the Closing, the Company or its representatives may furnish information with respect to the Company' and the Subsidiary and their respective business and operations, and negotiate or otherwise engage in discussions with, any person that has made, after the date hereof, an unsolicited and bona fide written proposal for a Competing Transaction, if and only to the extent that (i) such Competing Transaction did not result from or arise from the breach of the obligations of the Company set forth in subsection (A) of the preceding paragraph, and (ii) the Company's Board of Directors determines in good faith, after having taken into account advice of its legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable Law, and (iii) the Company enters into with such person a confidentiality agreement upon substantially the same terms as the Confidentiality Agreement. For purposes of the foregoing, "Superior Proposal" means any bona fide written proposal for a Competing Transaction that did not result from a breach of Section 7.06(a) or this Section 7.06(b) by the Company and on terms that the Company's Board of Directors determines in good faith (based upon advice from its financial advisor), to be more favorable to the Stockholders and Optionholders from a financial point of view than the Merger and is reasonably capable of being consummated, taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by the Purchaser in good faith to the Company in response to

such proposal or otherwise, which response shall be considered by the Company prior to accepting any Superior Proposal).

(c) The Parties hereto agree that irreparable harm would occur in the event that the provisions of Section 7.06(a), subject to the provisions of Section 7.06(b), were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the Parties thereto that Purchaser shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of Section 7.06(a), subject to the provisions of Section 7.06(b), and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Purchaser may be entitled at Law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in Section 7.06(a), subject to the provisions of Section 7.06(b), by (i) the Stockholder Representative, any Key Stockholder, or any agent, representative or affiliate of such Key Stockholder or (ii) any officer, director, agent, representative or affiliate of the Company or Subsidiary, shall be deemed to be a breach of this Agreement by the Company.

7.07 Terminated Agreements. On or before the Closing, the Company shall pay all amounts owed under the Terminated Agreements as agreed to by the employees in question (as a result of the termination of the Terminated Agreements or otherwise), including but not limited to a $100,000 payment to Dr. Xiuhong Sun in connection with the termination of his preexisting employment agreement with the Company.

7.08 [Intentionally Omitted]

7.09 Payoff Letters. The Company shall obtain a payoff letter in a form acceptable to Purchaser in its reasonable discretion from each holder of Indebtedness of the Company and Subsidiary.

7.10 Spreadsheet. The Company shall deliver to Purchaser and the Paying Agent three (3) Business Days prior to the Closing Date a spreadsheet (the "Spreadsheet") in a form reasonably acceptable to Purchaser, which shall include, among other things, as of the Closing:

(a) With respect to each Stockholder: (i) such Person's address, (ii) the number and type of shares (i.e. common or preferred) of Company capital stock held by such Person, (iii) the respective certificate number(s) representing such shares, (iv) the Common Percentage applicable to such Person, (v) the percentage of the Company's outstanding capital stock held by such Person (vi) the aggregate amount of cash to be paid to such Person at the Closing in respect of such shares, (vii) the amount of cash to be deposited into the Escrow Account on behalf of such Person in respect of the Escrow Amount, and (viii) whether any amounts are required to be withheld and if so, the amount of such withholdings; and

(b) With respect to each holder of a Company Option: (i) such Person's address, (ii) the number of shares of Company capital stock underlying each Company Option held by such Person, (iii) the respective grant date(s) of such Company Options, (iv) the respective exercise price(s) per share of such Company Options, (v) whether such Company Options are incentive

stock options or non-qualified stock options, (vi) the Common Percentage applicable to such Person, (vii) the amount of cash to be deposited into the Escrow Account in respect of the Escrow Amount, (viii) the aggregate amount of cash to be paid to such Person at the Closing in respect of such Company Option, and (ix) whether any amounts are required to be withheld and if so, the amount of such withholdings.

(c) The Company will also provide to the Paying Agent, if available, social security numbers or tax identification numbers of Stockholders and Optionholders if so requested.

7.11 [Intentionally Omitted]

7.12 [Intentionally Omitted]

7.13 Payment of Indebtedness and Termination of Credit Agreements. The Company covenants and agrees that prior to or on the Closing Date, the Company and its Subsidiary shall pay and fully discharge all outstanding Indebtedness and terminate all outstanding commitments under lines of credit and other credit facilities, agreements or arrangements, and cause the lenders and agents thereunder to release any Liens, security interest in, claims to or controls over the Company's and Subsidiary's outstanding capital stock or any of the assets of the Company or Subsidiary.

7.14 Stockholder Approval.

(a) As soon as practicable following the execution of this Agreement, but in no event later than two (2) Business Days following the execution of this Agreement, the Company shall provide notice of a meeting (the "Meeting Notice") of the Stockholders for the purpose of obtaining the approval of the Stockholders to adopt and consummate this Agreement, the Merger and the transactions contemplated hereby, such meeting to occur no later than ten (10) calendar days following the date of the Meeting Notice.

(b) In connection with the execution of this Agreement, the Company shall have prepared, subject to Purchaser's review, an information statement to be distributed to the Stockholders in connection with the matters described in the next sentence (the "Information Statement"), which Information Statement shall comply with the provisions set forth in this Section 7.14. The Company shall provide the notice to the Stockholders required by applicable Law that dissenters' and/or appraisal rights may be available to Stockholders in accordance with Massachusetts law.

(c) The materials to be submitted to the Stockholders in connection with the Merger and this Agreement, including the Information Statement (the "Soliciting Materials"), shall include information regarding the Company, the terms of the Merger and this Agreement, and, subject to the fiduciary duty of the Board of Directors, the recommendation of the Board of Directors of the Company in favor of the Merger and this Agreement. The Company shall provide Purchaser and its counsel with reasonable opportunity to review and comment on the Soliciting Materials in advance of their submission to the Stockholders. Each party will promptly notify the other in writing if at any time prior to the Closing such party discovers any facts that might make it necessary or appropriate to amend or supplement the Soliciting Materials in order to make statements contain therein not misleading or to comply with applicable Law.

Anything to the contrary contained herein notwithstanding, the Company shall not include in the Soliciting Materials any information with respect to Purchaser or its Affiliates, the form and content of which shall not have been consent to in writing by Purchaser prior to such inclusion (which consent shall not be unreasonably withheld), except as required pursuant to applicable Law.

ARTICLE VIII

COVENANTS OF THE PURCHASER

8.01 Access to Books and Records. From and after the Closing, the Purchaser shall, and shall cause the Company to, provide the Stockholder Representative and her authorized representatives with reasonable access (for the purpose of examining and copying), during normal business hours, to the books and records of the Company and its Subsidiary with respect to periods or occurrences prior to or on the Closing Date in connection with any matter relating to or arising out of this Agreement or the transactions contemplated hereby. Unless otherwise consented to in writing by the Stockholder Representative, the Purchaser shall not, and shall not permit the Company, until the expiration of the date on which Taxes may no longer be assessed under the applicable statutes of limitation, including any waivers or extensions thereof, to destroy, alter or otherwise dispose of any of the books and records of the Company or its Subsidiary for any period prior to the Closing Date without first giving reasonable prior notice to the Stockholder Representative and offering to surrender to the Stockholder Representative (on behalf of the Stockholders and the Optionholders) such books and records or any portion thereof which the Purchaser or the Company may intend to destroy, alter or dispose of.

8.02 Notification. From the date hereof until the Effective Time, the Purchaser shall provide prompt notice to the Company in writing of any material variances from the representations and warranties contained in Article VI, and of any other fact or event that constitutes a breach of the representations, warranties, covenants and agreements in this Agreement made by the Purchaser or the Merger Sub and of any event or occurrence which is likely to cause any such representation or warranty to be untrue or inaccurate at the Effective Time or is likely to result in the Purchaser's or the Merger Sub's failure to satisfy any covenant, agreement or condition to be complied with by them hereunder; provided, however, that the delivery of any notice pursuant to this Section 8.02 shall not (a) limit or otherwise affect any remedies available to Company or (b) constitute an acknowledgment or admission of a breach of this Agreement; provided further that a party's unintentional failure to give notice under this Section 8.02 shall not be deemed a covenant breach, but if such breach remains uncured as of the Closing, shall constitute only a breach of the underlying representation, warranty, covenant, condition or agreement, as the case may be. No disclosure or notice by the Purchaser pursuant to this Section 8.02 shall be deemed to amend or supplement the appropriate Disclosure Schedule delivered on the date hereof or prevent or cure any misrepresentation, breach of warranty or breach of covenant, condition or agreement. With respect to any disclosure or notice by the Purchaser under this Section 8.02 that constitutes a breach giving rise to a right of termination under Article X herein, the Company shall have the right to (a) terminate this Agreement pursuant to Article X or (b) consummate and close the transactions described herein without waiving the breach, violation or condition, in which case Stockholders and Optionholders shall be entitled to indemnification under Article IX for all Losses suffered or incurred by them arising

out of said breach; provided, however, that nothing herein shall prevent the Purchaser from curing or attempting to cure such breach or failure to satisfy such condition.

8.03 Director and Officer Liability and Insurance.

(a) In addition to the other rights provided for in this Section 8.03 and not in limitation thereof, from and after the Closing, the Company shall and the Purchaser shall cause the Company and the Subsidiary (each, a "D&O Indemnifying Party") to, to the fullest extent permitted by applicable Law, (i) indemnify and hold harmless current and former officers and directors of the Company and Subsidiary (each, a "D&O Indemnitee") against all D&O Expenses, Losses, claims, damages, judgments or amounts paid in settlement (collectively, "D&O Costs") in respect of any threatened, pending or completed claim, action, suit or proceeding, whether criminal, civil, administrative or investigative, based on or arising out or relating to the fact that such Person is or was a director or officer of the Company or its Subsidiary arising out of acts or omissions occurring on or prior to the Closing (including in respect of acts or omissions in connection with this Agreement and the transactions contemplated thereby) (a "D&O Indemnifiable Claim") and (ii) advance to such D&O Indemnitees all D&O Expenses incurred in connection with any D&O Indemnifiable Claim (including in circumstances where the D&O Indemnifying Party has assumed the defense of such claim) promptly after receipt of reasonably detailed statements therefor; provided, however, that the Person to whom D&O Expenses are to be advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. Any D&O Indemnifiable Claims shall continue until such D&O Indemnifiable Claim is disposed of or all judgments, orders, decrees or other rulings in connection with such D&O Indemnifiable Claim are fully satisfied. For the purposes of this Section 8.03(a), "D&O Expenses" shall include reasonable attorneys' fees and all other costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, to be a witness in or participate in any D&O Indemnifiable Claim, but shall exclude Losses, judgments and amounts paid in settlement (which items are included in the definition of D&O Costs).

(b) At the Closing, the Company shall purchase an extended reporting period endorsement under the Company's existing directors' and officers' liability insurance coverage (or shall obtain a new policy mutually acceptable to Company and Purchaser) (the "D&O Tail") for the Company's directors and officers in a form mutually acceptable to the Stockholder Representative and Purchaser which shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable to the insured persons than the directors' and officers' liability insurance coverage presently maintained by the Company. The cost of such insurance shall be paid by Purchaser. Neither the Purchaser nor the Company shall cancel or change such insurance policies in any respect.

(c) In the event that all or substantially all of the assets of the Company are sold, whether in one transaction or a series of transactions, then the Purchaser and the Company shall, and in each such case, ensure that the successors and assigns of the Company assume the obligations set forth in this Section 8.03. The provisions of this Section 8.03 shall apply to all of the successors and assigns of the Company.

8.04 Employee Matters. All employees employed by the Company or Subsidiary immediately prior to the Effective Time will remain "at will" employees of the Surviving Corporation immediately following the Effective Time (or in Purchaser's discretion be offered at-will employment with Purchaser immediately following the Effective Time), in each case, subject to proof of each employee's legal right to work in the United States (each a "Continuing Employee" and together the "Continuing Employees"). Such "at will" employment immediately following the Effective Time with either the Purchaser or the Surviving Corporation will (i) be subject to and in compliance with Purchaser's applicable policies and procedures, (ii) have terms, including the position and salary, which will be determined by Purchaser, and (iii) supersede any prior express or implied employment agreements, arrangement or offer letter in effect prior to the Effective Time, except that all Non-Disclosure, Non-Competition and Non-Solicitation Agreements between the Company and its employees or the Subsidiary and its employees that are in effect prior to the Effective Time shall not be superseded and shall continue in effect following the Effective Time in accordance with their terms. The Purchaser will indemnify the Seller Indemnified Parties from and against any Losses that may be incurred by them under the Worker Adjustment and Retraining Notification Act or under any state, local or foreign Law with respect to any plant or office closing, layoff or relocation occurring after the Closing as a result of any action taken by the Purchaser, the Surviving Corporation or its Subsidiary following the Closing or with respect to any obligation to provide notice, payment or any other benefit as a result of or arising out of any termination of employment of any employee of the Surviving Corporation or its Subsidiary following the Closing other than with respect to any Losses attributable to (i) any employee of the Surviving Corporation or the Subsidiary whose employment was terminated prior to the Closing or (ii) any employment agreements or any other agreements that are required to be terminated on or before the Closing Date as provided in this Agreement.

8.05 Regulatory Filings.

(a) The Purchaser shall timely make or cause to be made all filings and submissions under any Laws or regulations applicable to the Purchaser and its Affiliates necessary for the consummation of the transactions contemplated herein. Subject to applicable Laws relating to the exchange of information, and to the extent reasonably feasible, the Company shall have an opportunity to review in advance and comment on the information that appears in any such filings. In exercising the foregoing right, the Company shall act reasonably and as promptly as practicable. The Purchaser shall pay all fees associated with all filings and submissions referred to in this Section 8.05(a).

(b) The Purchaser shall cooperate in good faith with the governmental authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement; provided that the Purchaser shall not be required to undertake any such action if such action is reasonably likely to cause a material adverse effect on the business of the Purchaser. The Purchaser shall be responsible for all filing fees under any Laws or regulations applicable to the Purchaser.

8.06 Conditions. The Purchaser shall use all commercially reasonable efforts to cause the conditions set forth in Section 3.02 to be satisfied and to consummate the transactions

contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in Article III (other than those to be satisfied at the Closing).

8.07 Contact with Customers and Suppliers. Prior to the Closing, the Purchaser and the Purchaser's Representatives shall contact and communicate with the employees, customers and suppliers of the Company and its Subsidiary in connection with the transactions contemplated hereby only after prior consultation with and written approval of the Company or the Stockholder Representative.

ARTICLE IX

INDEMNIFICATION

9.01 Survival of Representations, Warranties, Covenants, Agreements and Other Provisions. The representations and warranties contained in Article IV and Article VI of this Agreement shall terminate on the date that is nineteen (19) months after the Closing Date (the "Survival Period Termination Date"); provided that the representations and warranties contained in Sections 4.01 (Organization and Corporate Power of Company), 4.02 (Organization and Corporate Power of Subsidiary), 4.03(a), (b) and (c)(i) and (ii) (No Breach) and (d) (Authorization; No Breach; Valid and Binding Agreement), 4.05 (Capital Stock), 4.08(a) (Title to Properties), 4.20 (Brokerage), 6.01 (Organization and Corporate Power), 6.02 (Authorization; Valid and Binding Agreement), 6.03(a) and (b) (No Violation) and 6.06 (Brokerage) and the representations and warranties made by the Stockholders and Optionholders in their Letters of Transmittal, shall survive indefinitely (collectively, the "Fundamental Representations"); provided further that the representations and warranties contained in 4.03(c)(iii) (No Breach), Sections 4.09 (Tax Matters), 4.13 (Employee Benefit Plans), 4.14(b) (Improper Payments) and 4.15 (Environmental Compliance and Conditions), shall survive until the date that is 45 days after the expiration of the respective applicable statute of limitations for such item (collectively, the "Additional Representations"); provided further that the representations and warranties contained in Section 4.11 (Intellectual Property) shall survive until the date that is twenty-four (24) months after the Closing Date (the "IP Representations"); provided further that the representations and warranties contained in Section 4.18 (Government Contracts and Subcontracts) shall survive with respect to subsections (g), (h), (i), (j) and (m) of Section 4.18 until the date that is thirty six (36) months after the Closing Date and the representations and warranties in all other subsections of Section 4.18 shall survive with respect to each Government Contract to which they apply, until the earlier of the date that is thirty six (36) months after the Effective Time or the closeout of such contract in accordance with Parts 4 and 42 of the Federal Acquisition Regulations, 48 CFR Parts 4 and 42. The agreements and covenants set forth in this Agreement shall survive in accordance with their respective terms, and if no specific term is specified, indefinitely. No claim for indemnification hereunder for breach of any such representations, warranties, covenants or agreements may be made after the expiration of the applicable survival period. In the event, however, that notice of any claim for indemnification for breach of a representation, warranty, covenant or agreement is given to the other party in accordance with Section 9.01 within the applicable survival period, the cause of action that is the subject of such indemnification claim shall survive until such time as such claim is finally resolved.

9.02 Indemnification from the Stockholders and Optionholders for the Benefit of the Purchaser.

(a) From and after the Closing (but subject to the provisions of this Article IX and the Escrow Agreement), the Stockholders and the Optionholders shall severally indemnify, defend and hold harmless the Purchaser and its Affiliates, and their respective officers, directors, partners, members, employees, agents, representatives, successors and permitted assigns (collectively, the "Purchaser Indemnified Parties") from and against any claim, obligation, loss, fine, penalty, damage, liability, judgment, Tax, settlement, cost, expense, interest or award (including reasonable attorneys' fees, expert witness fees, disbursements and the cost of litigation) (collectively "Losses") incurred or suffered by any such Purchaser Indemnified Party relating to or arising out of (i) the breach or inaccuracy of any representation or warranty made by the Company or the Stockholder Representative in this Agreement, any Transaction Document or in any certificate or other instrument delivered hereunder; (ii) the breach or violation of, or failure to perform, any covenant or agreement of the Company or the Stockholder Representative contained in this Agreement, any Transaction Document or in any certificate or other instruments delivered pursuant to this Agreement; (iii) the breach or violation of, or failure to perform, any covenant or agreement of the Stockholders (including the Key Stockholders) and Optionholders contained in this Agreement; (iv) any amount payable in respect of any Dissenting Share in excess of the Merger Consideration attributed to such Dissenting Share and any costs and expenses (including but not limited to attorneys' fees, expert witness fees and appraisal fees and costs) incurred in connection with any claim, action, proceeding or investigation involving Dissenting Shares ("Dissenting Share Payments"); (v) any inaccuracy or omission in the Spreadsheet, including any amounts set forth therein that are paid to a Person in excess of the amounts such Person is entitled to receive pursuant to the terms of this Agreement or any amounts a Person was entitled to receive pursuant to the terms of this Agreement that was omitted from the Spreadsheet (other than due to the error of Purchaser or the Paying Agent) (collectively, "Spreadsheet Losses"); and (vi) the sale, issuance, grant, award, purchase, transfer or cancellation of any of the Company's capital stock, or any options or warrants to acquire capital stock of the Company, prior to the Closing Date (collectively, "Pre-Closing Stock Transactions"). Except as otherwise expressly set forth herein, any indemnification, reimbursement or other payment to be made by the Stockholders and Optionholders pursuant to this Section 9.02(a) shall be paid first from the Escrow Account, and then directly by the Key Stockholders, in accordance with Section 9.02(e), in cash to the extent the funds in the Escrow Account are insufficient.

(b) From and after the Closing (but subject to the provisions of this Article IX), each Stockholder and Optionholder shall by his, her or its execution of its Letter of Transmittal, severally indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against any Losses incurred or suffered by any such Purchaser Indemnified Party relating to or arising out of: (i) the breach or inaccuracy of any representation or warranty made by such Stockholder or Optionholder in its Letter of Transmittal; and (ii) the breach or violation of, or failure to perform, any covenant or agreement of such Stockholder or Optionholder contained in its Letter of Transmittal. Any indemnification, reimbursement or other payment to be made by a Stockholder or Optionholder (a "Breaching Securityholder") pursuant to this Section 9.02(b) shall be paid first from the Escrow Account to the extent of such Breaching Securityholder Pro Rata Share of the funds in the Escrow Account, and then in cash to the extent such amount is

insufficient to cover the Breaching Securityholder's obligations hereunder. For the avoidance of doubt, in no event shall the Stockholders and Optionholders (other than the Breaching Securityholder) be responsible for Losses attributable to a Breaching Securityholder pursuant to this Section 9.02(b).

(c) Limits on Indemnification. Except as provided below, the Purchaser Indemnified Parties shall not be entitled to receive any indemnification payments with respect to any breach of a representation or warranty under Section 9.02(a) (whether out of Escrowed Amounts or directly from the Key Stockholders) unless and until the aggregate amount of Losses that would otherwise be payable hereunder exceeds on a cumulative basis an amount equal to $150,000 (the "Deductible"), and then only in the amount by which such Losses exceed the Deductible. Notwithstanding the foregoing, the Deductible shall not apply to Losses arising as a result of (i) any fraud or intentional misrepresentation by the Company; (ii) any Losses arising from any breach or inaccuracy of any Fundamental Representation or any Additional Representation; (iii) any Losses arising from any nonfulfillment or breach of any covenant or agreement by the Company or the Stockholder Representative contained in this Agreement, any Transaction Document or any certificate or other instrument delivered pursuant to this Agreement; (iv) any Losses arising from any nonfulfillment or breach of any covenant or agreement by the Stockholders (including the Key Stockholders) and Optionholders in this Agreement; (v) any Losses arising from Dissenting Share Payments; (vi) any Losses arising from Spreadsheet Losses; or (vii) any Losses arising from Pre-Closing Stock Transactions.

(d) The aggregate amount of payments to which the Purchaser Indemnified Parties shall be entitled in satisfaction of claims for Losses under Sections 9.02(a) shall in no event exceed $4,000,000 (the "Cap")); provided, however, that the Cap shall not apply to Losses arising as a result of (i) any fraud or intentional misrepresentation by the Company; (ii) any Losses arising from any breach or inaccuracy of any Fundamental Representation, any Additional Representation, any representations and warranties contained in Section 4.11 (Intellectual Property) or any representations and warranties contained in Section 4.06(b) (Absence of Undisclosed Liabilities); (iii) any Losses arising from any nonfulfillment or breach of any covenant or agreement by the Company or the Stockholder Representative contained in this Agreement, any Transaction Document or any certificate or other instrument delivered pursuant to this Agreement; (iv) any Losses arising from any nonfulfillment or breach of any covenant or agreement by the Stockholders (including the Key Stockholders) and Optionholders in this Agreement; (v) any Losses arising from Dissenting Share Payments; (vi) any Losses arising from Spreadsheet Losses; or (vii) any Losses arising from Pre-Closing Stock Transactions.

(e) Notwithstanding anything herein to the contrary, the Stockholders and Optionholders shall not be liable for Losses under Section 9.02(a) hereof in excess of their Pro Rata Share of the funds in the Escrow Account at the time of a claim; provided that, to the extent such Losses exceed the funds in the Escrow Account (the "Excess Losses"), those Stockholders and Optionholders identified in Exhibit G hereto (who are referred to individually as a "Key Stockholder" and collectively as the "Key Stockholders") shall be severally liable for up to that percentage share of the Excess Losses set forth opposite their name in Exhibit G under the column titled Percentage Share (the "Percentage Share"); provided that Purchaser Indemnified Parties shall not be entitled to recover more than one hundred percent (100%) of any Excess

Losses from the Key Stockholders; provided, further, that in no event shall the Stockholders (including the Key Stockholders) and Optionholders be responsible for Losses in excess of the aggregate Merger Consideration actually received by the Stockholders and Optionholders. For purposes of example only, if Purchaser Indemnified Parties were to have claims for Losses in the amount of $4,100,000, and a Key Stockholder's Percentage Share was 26.50%, such Key Stockholder would be liable for up to $26,500 of the $100,000 in Excess Losses.

(f) Notwithstanding anything herein to the contrary, the Stockholders and Optionholders shall not be liable for Losses with respect to a breach of representations and warranties contained in Section 4.23(b)(iii) unless the Stockholder Representative can establish that Purchaser or the Company did not use Commercially reasonable efforts to collect such Account Receivable of the Company and the Subsidiary covered by Section 4.23(b)(iii) hereof.

(g) All payments made pursuant to this Article IX shall be treated by the Parties as an adjustment to the proceeds received by the Stockholders and Optionholders pursuant to Article II hereof. The Parties hereto agree that the Escrow Account will be treated as a contingent installment obligation for United States federal and all applicable state and local income Tax purposes, and that the Stockholders and Optionholders will be obligated to report all income, if any, that is earned on, or derived from, the Escrow Account as their income in the taxable year or years in which such income is properly includible, and shall be obligated to pay any Taxes attributable thereto. Each of the Parties hereto shall file all Tax Returns in a manner consistent with the foregoing.

(h) (i) Except for the Purchaser pursuant to Sections 2.02(c) and 1.02(d)(iii), no Person (including, without limitation, the Stockholders and their Affiliates) shall have any obligation to fund the Escrow Account, (ii) except for the amount to which the Purchaser Indemnified Parties shall have, prior to the termination of the applicable survival period, previously made a claim pursuant to the procedures set forth in this Article IX and (if applicable) under the Escrow Agreement and for which the obligations to indemnify, if any, shall not have been previously satisfied from the Escrow Account (the "Outstanding Escrow Claims"), title and all rights to the funds in the Escrow Account shall automatically transfer to the Stockholder Representative (for the benefit of the Stockholders and Optionholders), to the extent of their Common Percentage, on the Survival Period Termination Date, and (iii) the Purchaser shall take all actions reasonably necessary to cause the Escrow Agent to release the Escrow Amount less the amount of the Outstanding Escrow Claims to the Stockholder Representative (for distribution to the Stockholders and Optionholders, to the extent of their Common Percentage), on the Survival Period Termination Date. As soon as the Outstanding Escrow Claims are resolved pursuant to the procedures set forth in this Article IX, the Purchaser shall cause the Escrow Agent to release any remaining cash held by the Escrow Agent pursuant to the terms of the Escrow Agreement to the Stockholder Representative, for distribution to the Stockholders and Optionholders, to the extent of their Common Percentage.

9.03 Indemnification by the Purchaser for the Benefit of the Stockholders, Optionholders and Stockholder Representative.

(a) The Purchaser shall indemnify the Stockholders, Optionholders and Stockholder Representative and their Affiliates, and their respective officers, directors, partners, members,

employees, agents, representatives, successors and permitted assigns (collectively, the "Seller Indemnified Parties") and hold them harmless against any Losses which the Seller Indemnified Parties may suffer or sustain, as a result of: (i) any breach of any representation or warranty made by the Purchaser in this Agreement, (ii) any nonfulfillment or breach of any covenant or agreement made by the Purchaser in this Agreement and (iii) any claim or suit brought against any of the Seller Indemnified Parties at any time after the Effective Time relating solely to actions taken (or omissions) by the Purchaser or the Company with respect to the operation and affairs of the Company and the Subsidiary after the Effective Time, other than any claim or action by the Purchaser pursuant to Section 9.02 relating to any breach by any of the Seller Indemnified Parties. Any indemnification of the Stockholders and Optionholders pursuant to this Section 9.03 shall be effected by wire transfer of immediately available funds to the Stockholder Representative, for distribution to the Stockholders and Optionholders, to the extent of their Common Percentage, within 15 days after the final determination thereof. The indemnification paid to each Stockholder and Optionholder will be pro rata based upon its Common Percentage.

(b) No claims by the Seller Indemnified Parties shall be so asserted unless and until the aggregate amount of Losses that would otherwise be payable hereunder exceeds on a cumulative basis the Deductible, and then only in the amount by which such Losses exceed the Deductible. Notwithstanding the foregoing, the Deductible shall not apply to Losses arising as a result of any fraud or intentional misrepresentation by the Purchaser or the Merger Sub, any Losses arising from any breach or inaccuracy of any Fundamental Representation or any Losses arising from any nonfulfillment or breach of any covenant or agreement by the Purchaser or the Merger Sub. The aggregate amount of payments to which the Seller Indemnified Parties shall be entitled in satisfaction of claims for Losses shall in no event exceed the Cap; provided, however, that the Cap shall not apply to Losses arising as a result of any fraud or intentional misrepresentation by the Purchaser or the Merger Sub, any Losses arising from any breach or inaccuracy of any Fundamental Representation or any Losses arising from any nonfulfillment or breach of any covenant or agreement by the Purchaser or the Merger Sub; provided, further, that in no event shall the Purchaser be responsible for Losses in excess of the aggregate Merger Consideration actually received by the Stockholders and Optionholders.

9.04 Additional Provisions.

(a) Each Person entitled to indemnification hereunder shall take all reasonable steps to mitigate all losses, costs, expenses and damages after becoming aware of any event which could reasonably be expected to give rise to any losses, costs, expenses and damages that are indemnifiable or recoverable hereunder or in connection herewith.

(b) The Parties hereto agree that the provisions in this Agreement relating to indemnification, and the limits imposed on the Parties' remedies with respect to this Agreement and the transactions contemplated hereby were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to the Stockholders and Optionholders hereunder.

(c) For the purposes of this Article IX only, solely when calculating the amount of Losses suffered by a Purchaser Indemnified Party as a result of any breach, inaccuracy or failure

of any representation, warranty, covenant or agreement made by the Company or Stockholder Representative in this Agreement that is qualified or limited in scope as to materiality or Material Adverse Effect, such representation, warranty, covenant or agreement shall be deemed to be made or given without such qualification or limitation; provided that, for the avoidance of doubt, such qualifications and limitations shall be considered in determining the occurrence of any such breach, inaccuracy or failure of any representation, warranty, covenant or agreement.

(d) Subject to the provisions set forth herein, if Stockholders and Optionholders pay any indemnified Losses to a Purchaser Indemnified Party arising out of a breach of the representation and warranty under Section 4.23(b)(iii) due to the uncollectibility of any Accounts Receivable, Purchaser shall cause Company to assign to Stockholder Representative (on behalf of Stockholders and Optionholders) any claim it may have against the account debtor with respect to the uncollectible Account Receivable to the extent of Purchaser's paid indemnity claim, such that Stockholder Representative may undertake a claim or action against the account debtor to recover the indemnified Losses paid to Purchaser, and shall cause the Company to provide documentation to the Stockholder Representative of the Commercially reasonable efforts used by the Company to collect such uncollectible Account Receivable. From and after the date the Stockholders and Optionholders have paid a Purchaser Indemnified Party the amount of an indemnified Loss with respect to an uncollected Account Receivable, to the extent Purchaser or the Company receives any payment up to the amount of the paid indemnified Loss with respect to such uncollected Account Receivable, the amount of such payment shall be remitted by the Purchaser or the Company to the Stockholder Representative (for the benefit of the Stockholders and the Optionholders) not later than five (5) Business Days after receipt of such payment by the Purchaser or the Company. All such amounts received by the Purchaser or the Company shall be held in trust for the Stockholders and the Optionholders. In addition, the Purchaser shall, and cause the Company and each of their Affiliates to, use Commercially reasonable efforts not to impair the collectability or collection of any uncollectible Account Receivable by the Stockholder Representative from and after the date a Purchaser Indemnified Party makes a claim for any such indemnified Loss.

9.05 Defense of Third Party Claims. Any Person making a claim for indemnification under Section 9.02 or Section 9.03 (an "Indemnitee") shall notify the indemnifying party (an "Indemnitor") of the claim in writing promptly after receiving written notice of any such action, lawsuit, proceeding, investigation or other claim against it (if by a third party) or becoming aware of the facts giving rise to such claim, describing the claim, the amount thereof (if known and quantifiable, or if not known and quantifiable, a good faith and reasonable estimate thereof) and the basis thereof. The Parties agree that any notice of a claim for indemnification to the Stockholders and Optionholders as the indemnifying party shall be directed solely to the Stockholder Representative on behalf of the Stockholders and Optionholders. Any Indemnitor shall be entitled to assume the defense of any action, suit or claim by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided that any Indemnitor shall continue to be entitled to assert any limitation on any claims contained herein; provided further the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose (it being understood that the fees and expenses of such separate counsel shall be borne by the Indemnitee). In the event that the Indemnitor elects not to undertake such defense, or within a reasonable time after notice of any such claim from the other Party shall fail to defend, the Indemnitee (upon notice to

the Indemnitor) shall have the right to undertake the defense by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnitor (who shall be solely responsible for paying the cost of such counsel and defense). The Indemnitor and Indemnitee shall obtain the other's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim, except for payments that would be required to be paid by the Purchaser representing the Deductible. Whether or not the Stockholder Representative shall have assumed the defense of a claim hereunder, neither the Purchaser nor any of its Affiliates shall settle, compromises or discharge, any claim hereunder without the prior written consent of the Stockholder Representative (which consent shall not be unreasonably withheld, conditioned or delayed) if, pursuant to or as a result of such settlement, compromise or discharge, injunctive or other equitable relief will be imposed against any of the Stockholders, Optionholders or the Stockholder Representative, or other equitable relief will be imposed against any such parties or if the settlement does not expressly and unconditionally release such parties from all liabilities and obligations with respect to such claim. The Stockholder Representative, on behalf of the Stockholders (including the Key Stockholders) and Optionholders, shall act on behalf of all Indemnitors in the case of all third party claims with respect to which the Purchaser is seeking indemnification from the Stockholders (including the Key Stockholders) and Optionholders under Section 9.02. Notwithstanding the foregoing, the Stockholder Representative, on behalf of the Stockholders (including the Key Stockholders) and Optionholders shall have the exclusive right to defend, compromise or settle any claim for any amount payable in respect of any Dissenting Share in excess of the Merger Consideration attributed to such Dissenting Share and any issues reasonably related thereto, so long as the Stockholder Representative obtains the Purchaser's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Purchaser or its Affiliates or if such settlement does not expressly and unconditionally release the Purchaser and its Affiliates from all liabilities and obligations with respect to such claim.

9.06 Determination of Loss Amount.

(a) An indemnifying person shall not be responsible or liable for Losses or other amounts under this Article IX that are consequential, incidental, indirect (including loss of future revenue, income or profits or loss of business reputation or opportunity), special, exemplary or punitive (except for fines and penalties and indemnification claims to be paid to a third party (whether or not involving third party claims)) and, in particular, no "multiple of profits" or "multiple of cash flow" or similar valuation methodology shall be used in calculating the amount of any Losses.

(b) The amount of any Loss for which indemnification is provided pursuant to this Article IX shall be net of (i) any amounts actually recovered by the Indemnified Party under its insurance policies or otherwise; and (ii) the reduction in current Tax liability of the Indemnified Party attributable to such Loss. Notwithstanding anything to the contrary contained in this

Agreement, the Purchaser shall have no right to indemnification hereunder with respect to any Loss or alleged Loss to the extent such matter was taken into account as a liability or reserve on the Closing Balance Sheet (as finally determined pursuant to Section 1.10) or otherwise included in the calculation of the Final Residual Cash Consideration.

(c) The Parties agree and acknowledge that, except for any indemnification or other remedies provided in the Letters of Transmittal or Exchange Documents, and except in the case of fraud or intentional or willful breach of this Agreement, the rights to indemnification provided for in Section 11.01(a)(iv) and this Article IX shall be the sole and exclusive remedy (regardless of the theory or cause of action pled) for monetary damages of the Stockholders and Optionholders on the one hand, or the Purchaser, on the other hand, as the case may be, after the Closing for and with respect to any breach of or inaccuracy in any representation or warranty of a Party and for any failure by the other party to perform and comply with any covenants and agreements contained in this Agreement, and each Party to this Agreement hereby waives to the fullest extent permitted by law, any other rights or remedies that may arise under any applicable law in connection therewith; provided, however, that nothing herein will limit in any way any Party's rights hereunder or otherwise, to specific performance, injunctive relief or other non-monetary equitable relief.

(d) The Stockholders and Optionholders shall not have any claim for contribution from or against the Surviving Corporation, the Company or Subsidiary as a result of any indemnification or other payments made by the Stockholders and Optionholders to any of the Purchaser Indemnified Parties pursuant to this Agreement.

(e) Upon making an indemnity payment pursuant to this Agreement, the Indemnitor will, to the extent of such payment, be subrogated to all rights of the Indemnitee against any third party in respect of the damages to which the payment related. Without limiting the generality of any other provision hereof, each such Indemnitor and Indemnitee will duly execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation rights.

9.07 Acknowledgment of the Parties.

(a) Except for the representations and warranties contained in this Agreement (as qualified by the Disclosure Schedule), the Transaction Documents, the Letters of Transmittal, the Exchange Documents, and any certificate or instrument delivered hereunder, neither the Company, the Subsidiary, the Key Stockholders, the Stockholders, the Optionholders, the Stockholder Representative, the Purchaser nor the Merger Sub makes any express or implied representation or warranty including without limitation any such representation or warranty with respect to or relating to the Company and its Subsidiary, the Purchaser, the Merger Sub, the execution and delivery of this Agreement and the transactions contemplated by this Agreement (including the Disclosure Schedule).

(b) Purchaser acknowledges that neither Company, the Stockholder Representative nor Stockholders and Optionholders make or will be deemed to have made any representations or warranties, express or implied, at law or in equity, of any kind or nature whatsoever concerning,

or as to the accuracy or completeness of, any projections, estimates or forecasts concerning the future revenue, income, profit or other financial results of Company.

9.08 Purchaser's Due Diligence and Right to Indemnification. The Purchaser Indemnified Parties' right to indemnification hereunder and under the Transaction Documents shall not be affected by any investigation by Purchaser or any knowledge acquired by Purchaser in connection with such investigation.

ARTICLE X

TERMINATION

10.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Purchaser and the Company;

(b) by the Purchaser, if it is not in material breach of its obligations under this Agreement and there has been a material violation or breach by the Company or the Stockholder Representative of any covenant, agreement, representation or warranty contained in this Agreement that has prevented the satisfaction of any condition to the obligations of the Purchaser at the Closing and such violation or breach has not been waived by the Purchaser or cured by the Company within ten (10) Business Days after receipt by Company of written notice thereof from the Purchaser;

(c) by the Company, if the Company is not in material breach of its obligations under this Agreement and there has been a material violation or breach by the Purchaser or the Merger Sub of any covenant, agreement, representation or warranty contained in this Agreement that has prevented the satisfaction of any condition to the obligations of the Company at the Closing and such violation or breach has not been waived by the Company or cured by the Purchaser within ten (10) Business Days after receipt by the Purchaser of written notice thereof by the Company (provided that neither a breach by the Purchaser of Section 6.07 hereof nor the failure to deliver the Merger Consideration at the Closing as required hereunder shall be subject to cure hereunder unless otherwise agreed to in writing by the Company);

(d) by Purchaser or the Company if: (i) there shall be a final non-appealable order of a federal or state court in effect preventing consummation of the Merger, or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Closing by any Governmental Authority that would make consummation of the Closing illegal;

(e) by the Purchaser, if the transactions contemplated hereby have not been consummated within thirty (30) days of the date of this Agreement, provided, however, that the right to terminate this Agreement under this Section 10.01(e) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; or

(f) by the Company, if the transactions contemplated hereby have not been consummated within thirty (30) days of the date of this Agreement provided, however, that the

right to terminate this Agreement under this Section 10.01(f) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement.

(g) by Purchaser if (x) the Board of Directors of the Company shall have withdrawn or modified in any manner adverse to Purchaser its approval or recommendation of the Merger or (y) there shall have been any material breach of any provision of Section 7.06 herein.

(h) by the Company, if the Board of Directors of the Company approves a resolution to consider, pursue or agree to a Superior Proposal.

10.02 Effect of Termination. In the event this Agreement is terminated by either the Purchaser or the Company as provided above, the provisions of this Agreement shall immediately become void and of no further force and effect (other than this Section 10.02, Section 10.03, Section 11.05 and Article XIII hereof which shall survive the termination of this Agreement, and other than the last sentence of Section 7.02 above which shall survive the termination of this Agreement in accordance with its terms), and there shall be no liability on the part of either the Purchaser, the Company, the Subsidiary, the Stockholders or the Optionholders (or their respective officers, directors or shareholders) to one another, except as provided in Sections 10.03 and 10.04 below.

10.03 Company Termination Fee.

(a) The Company agrees to pay Purchaser in immediately available funds by wire transfer an amount equal to One Million Dollars ($1,000,000.00) (the "Superior Proposal Termination Fee") if this Agreement is (i) terminated by Purchaser pursuant to Section 10.01(g), clause (x) solely with respect to a Superior Proposal or (ii) terminated by Company pursuant to Section 10.01(h). The Company shall pay the Superior Proposal Termination Fee promptly, but in no event later than five (5) Business Days after the termination of this Agreement for any of the reasons described in this Section 10.03(a).

(b) Notwithstanding anything in this Agreement to the contrary, the Purchaser agrees that payment of the Superior Proposal Termination Fee shall be in lieu of any other rights and remedies Purchaser may have arising from any termination of the Merger Agreement, including any right to seek specific performance with regard to the consummation of the Merger, reimbursement for expenses, or any other Losses incurred by Purchaser resulting therefrom.

10.04 Material Breach/Violation Termination Fees.

(a) The Company agrees to pay the Purchaser in immediately available funds by wire transfer an amount equal to the reasonable costs and expenses incurred by the Purchaser in the negotiation and preparation of this Agreement and all related ancillary agreements and to close the transactions contemplated by this Agreement, in an amount not to exceed $400,000 (the "Company Termination Fee"), in the event that this Agreement is terminated by the Purchaser pursuant to Section 10.01(b) due to the intentional violation or breach by the Company or the Stockholder Representative of a material covenant, agreement, representation or warranty

contained in this Agreement. The Company shall pay the Company Termination Fee promptly, but in no event later than five (5) Business Days after the date of such termination.

(b) The Purchaser agrees to pay the Company in immediately available funds by wire transfer an amount equal to the reasonable costs and expenses incurred by the Company in the negotiation and preparation of this Agreement and all related ancillary agreements and to close the transactions contemplated by this Agreement, in an amount not to exceed $400,000 (the "Purchaser Termination Fee"), in the event that this Agreement is terminated by the Company pursuant to Section 10.01(c) due to the intentional violation or breach by the Purchaser or the Merger Sub of a material covenant, agreement, representation or warranty contained in this Agreement. The Purchaser shall pay the Purchaser Termination Fee promptly, but in no event later than five (5) Business Days after the date of such termination.

(c) Notwithstanding anything in this Agreement to the contrary, each of the Purchaser and the Company agree that payment of the Company Termination Fee and the Purchaser Termination Fee shall be in lieu of any other rights and remedies the Purchaser and the Company may have arising from any termination of the Merger Agreement, including any right to seek specific performance with regard to the consummation of the Merger, reimbursement for expenses, or any other Losses incurred by the Company resulting therefrom.

ARTICLE XI

ADDITIONAL COVENANTS

11.01 Tax Matters.

(a) Responsibility for Filing Tax Returns.

(i) The Purchaser shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Company and its Subsidiary that have not yet been filed as of the Closing Date. The Purchaser shall timely pay or cause to be timely paid any amount shown as due on such Tax Returns. All such Tax Returns that are with respect to Pre-Closing Tax Periods shall be prepared in a manner that is consistent with the past custom and practice of the Company and its Subsidiary, except as required by a change in applicable Law. Neither the Company nor its Subsidiary shall waive any carryback of any net operating loss, capital loss or credit on any such Tax Return. At least 30 days prior to the date on which each such Tax Return is due, the Purchaser shall submit such Tax Return to the Stockholder Representative to provide the Stockholder Representative with an opportunity to review and comment on such Tax Returns and for such Tax Returns to be modified, by mutual agreement of Purchaser and Stockholder Representative, if requested by the Stockholder Representative, before filing.

(ii) With respect to the preparation of Tax Returns, the Purchaser and the Stockholder Representative agree that all Transaction Tax Deductions shall be treated as properly allocable to the Pre-Closing Tax Period. The Purchaser shall include all Transaction Tax Deductions as deductions in the Tax Returns of the Company or its Subsidiary for the Pre-Closing Tax Period that ends on the Closing Date (and shall

request a refund (rather than a credit against future Taxes) with respect to any overpayment for any Pre-Closing Tax Period. For the portion of the day of the Closing after the time of Closing, other than the transactions expressly contemplated hereby, the Purchaser shall cause the Company and its Subsidiary to carry on its business only in the ordinary course in the same manner as heretofore conducted. The Purchaser, the Company and the Subsidiary shall not take any action, or permit any action to be taken, that may prevent the Tax year of the Company and its Subsidiary from ending for all relevant Tax purposes at the end of the day on which the Closing occurs and shall, to the extent permitted by applicable Law, elect with the relevant taxing authority to treat for all purposes the Closing Date as the last day of a taxable period of the Company and the Subsidiary.

(iii) To the extent the Transaction Tax Deductions are not fully utilized in the Pre-Closing Tax Period, the Purchaser, the Stockholder Representative, and the Company consent and agree that the Company and the Subsidiary, as appropriate, shall elect to carry back any item of loss, deduction, or credit from any Transaction Tax Deductions to prior taxable years to the fullest extent permitted by Law (using any available short-form or accelerated procedures and filing amended Tax Returns to the extent necessary), and the Purchaser, the Company and/or the Subsidiary shall prepare and file, or cause to be prepared and filed, as soon as practicable following the Closing Date, any claim for refund resulting from such carry back as part of the preparation and filing of the Tax Returns described in Section 11.01(a)(i) (and the Stockholder Representative shall have the review and comment rights described in the last sentence of Section 11.01(a)(i)).

(iv) Within five (5) Business Days of receipt by the Stockholder Representative of a written demand by the Purchaser, the Stockholder Representative (on behalf of the Stockholders and Optionholders) shall instruct the Escrow Agent to deliver from the Escrow Account to the Purchaser the amount of any Taxes paid by Purchaser for the Company and its Subsidiary for Pre-Closing Tax Periods (including the portion of any Straddle Periods prior to the Closing Date), to the extent such Taxes exceed prepayments made with respect to such Taxes prior to the Closing Date and the amount of Taxes which are a current liability for purposes of determining the Closing Date Net Working Capital. Subject to the limitations set forth in Article IX hereof, including exemption from the Deductible and the Cap, the Stockholders and the Optionholders covenant and agree to pay, and to indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against all Losses relating to, or arising from (i) all Taxes (or the non-payment thereof) attributable to (including by virtue of Treasury Regulations § 1.1502-6 and any similar provision of state, local, or foreign Tax Laws) the Company and the Subsidiary for Pre-Closing Periods and any portion of a Straddle Period through the Closing Date not taken into account as assets or liabilities in calculating Closing Date Net Working Capital.

(b) Transaction Tax Benefits. The Purchaser shall pay to the Paying Agent, or to the successor paying agent or the Stockholder Representative if the Stockholder Representative and the Purchaser so direct, (on behalf of the Stockholders and the Optionholders) any Transaction Tax Benefit (as defined below) within 10 Business Days of realizing such benefit. For this purpose, a "Transaction Tax Benefit" is (i) any refund of Tax paid with respect to a Pre-Closing

Tax Period to the extent attributable to a Transaction Tax Deduction (including from the carryback of Transaction Tax Deductions) (and any interest thereon) and (ii) any reduction in the Company's or its Subsidiary's cumulative liability for Taxes resulting from a Transaction Tax Deduction. A Transaction Tax Benefit shall be deemed to be realized in a taxable year if, and to the extent that, either (1) the Purchaser, the Company or its Subsidiary receives a refund of Taxes paid as a result of the carry back to a previous taxable year of a Transaction Tax Deduction or (2) the Purchaser's, the Company's or its Subsidiary's cumulative liability for Taxes for such taxable year, calculated by excluding the relevant Transaction Tax Deduction, exceeds the Purchaser's, the Company's or its Subsidiary's actual liability for Taxes for such taxable year, calculated by taking into account the relevant Transaction Tax Deduction (treating such Transaction Tax Deduction as the last item claimed for any taxable year).

(c) Books and Records; Cooperation. The Purchaser and the Stockholder Representative shall, and shall cause their respective representatives to, (i) provide the other party and its representatives with such assistance as may be reasonably requested in connection with the preparation of any Tax Return, including the filing of any claim for refund resulting from a carry back of a Transaction Tax Deduction, or any audit or other examination by any taxing authority or judicial or administrative proceeding relating to Taxes with respect to the Company or its Subsidiary and (ii) retain and provide the other party and its representatives with reasonable access to all records or information that may be relevant to such Tax Return, audit, examination or proceeding, provided that the foregoing shall be done at the expense of the party making such request and in a manner so as not to interfere unreasonably with the conduct of the business of the Parties.

(d) Transfer Taxes. The Purchaser on the one hand, and the Stockholders and Optionholders on the other hand, will each pay fifty percent (50%) of any stamp Tax, stock transfer Tax, or other similar Tax imposed on the Company and its Subsidiary or one or more Stockholder or Optionholder as a result of the transactions contemplated by this Agreement (collectively, "Transfer Taxes"), and any penalties, interest or additions to Tax with respect to the Transfer Taxes. The Stockholder Representative, Stockholders and Optionholders agree to cooperate with the Purchaser in the filing of any returns with respect to the Transfer Taxes, including promptly supplying any information in their possession that is reasonably necessary to complete such returns.

(e) Amendment of Tax Returns. Without the prior written consent of Stockholder Representative (which consent shall not be unreasonably withheld, conditioned or delayed), the Purchaser will not amend or permit the Company or its Subsidiary to amend any Tax Return relating to a Pre-Closing Tax Period; provided, however, that no additional consent is required to amend Tax Returns as contemplated by Section 11.01(a)(iii) hereof.

(f) No Section 338 Election. The Purchaser shall not make any election under Code Section 338 (or any similar provision under Law) with respect to the acquisition of the Company and its Affiliates.

(g) Straddle Period Allocation. To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes among a Straddle Period, the amount of any Taxes based on or measured by income or receipts of the Company and its Subsidiary for the

Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company or its Subsidiary holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company and its Subsidiary for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

11.02 Further Assurances. From time to time, as and when requested by any party hereto and at such party's expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement. If at any time after the Effective Time, any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, Merger Sub, and the officers and directors of the Company, Parent and Merger Sub are fully authorized in the name of their respective corporations to take, and will take, all such lawful and necessary action, subject to the prior written consent of the Stockholder Representative (which consent shall not be unreasonably withheld, conditioned or delayed). The Stockholder Representative shall fully cooperate with Purchaser in seeking and obtaining payment from the Key Stockholders of all amounts due from them under Section 9.02(e).

11.03 Disclosure Generally. The Disclosure Schedule attached hereto is incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in the Disclosure Schedule shall be deemed to refer to this entire Agreement, including all Disclosure Schedules.

11.04 Provision Respecting Legal Representation. Each of the Parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that Verrill Dana LLP and McDermott Will & Emery LLP may serve as counsel to each and any Stockholder, Optionholder and their respective Affiliates (individually and collectively, the "Stockholder Group"), on the one hand, and the Company and its Subsidiary, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Verrill Dana LLP and McDermott Will & Emery LLP (or any successor) may serve as counsel to the Stockholder Group or any director, member, partner, officer, employee or Affiliate of the Stockholder Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such prior representation of the Company and its Subsidiary and each of the Parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such Parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation.

11.05 Publicity. Except as required by applicable Law, no publicity, release, disclosure or announcement of or concerning this Agreement or the transactions contemplated hereby shall

be issued by the Stockholders (including the Key Stockholders), Optionholders, Stockholder Representative, Company and Subsidiary (prior to the Closing) or the Stockholder Representative (after the Closing) on the one hand, or the Purchaser, on the other hand, without the advance written consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that the Parties shall be permitted to make disclosures concerning this Agreement to their accountants, attorneys and financial advisors, and Purchaser and its parent company, The KEYW Holding Corporation ("Parent"), shall be permitted to make disclosures concerning this Agreement and the transactions contemplated hereby: (a) to prospective investors, lenders and target companies in connection with financings and acquisitions that they are contemplating, provided that such parties are subject to confidentiality restrictions materially equivalent to those between the Parties hereto; and (b) to the extent required by the SEC, NASDAQ, and the Securities Act. In the event that a Party or Parent is required by applicable Law to make a release or announcement, such Party shall provide the other Parties with a reasonable opportunity to review such release or announcement before such release or announcement is made.

ARTICLE XII

DEFINITIONS

12.01 Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

"Accounts Receivable" means the accounts receivable, and any other accounts, notes and other receivables of the Company, calculated using line items and methodology consistent with the Latest Balance Sheet.

"Affiliate" of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

"Affiliated Group" means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax Law) of which any of the companies is or has been a member.

"Business Day" means any day other than a Saturday, Sunday or a day on which the banks in Baltimore, Maryland are authorized or obligated by Law or executive order to close.

"Cash" means, with respect to the Company and its Subsidiary on a consolidated basis, as of the close of business on the day immediately preceding the Closing Date, all cash, cash equivalents and marketable securities held by the Company or its Subsidiary at such time, determined in accordance with GAAP. For avoidance of doubt, Cash shall (1) be calculated net of issued but uncleared checks and drafts and (2) include checks and drafts deposited for the account of the Company and its Subsidiary but not yet reflected as available proceeds in the Company's account.

"Commercially reasonable efforts" means the efforts that a commercially reasonable Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as reasonably practicable; **provided, however**, that a Person required to use commercially reasonable efforts under this Agreement will not be thereby required to take any action that would result in a material adverse change in the benefits to such Person of this Agreement or the transactions contemplated hereby, to make any change to its business, to incur any fees or expenses (other than normal and usual filing fees, processing fees and incidental expenses), to commence any litigation or to incur any other material burden.

"Company's knowledge" means the actual knowledge of Bruce A. Blessington (Chairman of Board of Directors), Jeffrey Smith (Chief Executive Officer) and Petra Botha (Vice President of Finance and Administration) and the knowledge that said persons would reasonably be expected to obtain in the course of diligently performing their duties for the Company and the Subsidiary.

"Contemplated Aircraft Purchase" means the purchase by the Company or the Subsidiary or an agreement by the Company or the Subsidiary to purchase up to two (2) propeller-driven aircraft, including any capitalized modifications to the aircraft and services purchased with respect to such aircraft, whether such modifications or services are made or furnished by the seller of the aircraft or another party, and whether done upon taking title or thereafter.

"Environmental, Health and Safety Requirements" means all applicable Laws concerning occupational health and safety, pollution or protection of the environment as enacted and in effect on or prior to the Closing Date, including all such Laws and regulations relating to the emission, discharge, release or threatened release of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or wastes into ambient air, surface water, groundwater or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or waste.

"Export Approvals" shall mean export and import licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Authority required for (i) the export, import and re-export of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the U.S. and abroad. "GAAP" means United States generally accepted accounting principles as in effect from time to time.

"Final Net Working Capital" shall mean the Closing Net Working Capital, provided that if the Closing Net Working Capital is disputed, it shall mean the Net Working Capital as finally determined pursuant to the procedures in Section 1.10(a).

"Governmental Authority" means any government or political subdivision, whether federal, state, local, foreign or supranational, or any agency, authority, official or instrumentality supranational court, tribunal or arbitrator.

"Government Contract" means any contract with a Governmental Authority, including any Government Prime Contract, Government Subcontract, Offer or Teaming Agreement and

any current proposals related to the foregoing and contracts issued in response to any such proposals, in each case including any Loss Contracts; provided that for the purpose of this definition and the definitions of "Government Prime Contract" and "Government Subcontract," any purchase order, delivery order or task order under a Government Contract, Government Prime Contract or Government Subcontract shall not constitute a separate Government Contract, Government Prime Contract or Government Subcontract, as applicable, but shall be deemed to be incorporated in and made a part of the Government Contract, Government Prime Contract or Government Subcontract to which it relates. For purposes of further clarification, any representation and warranty made herein with respect to a Government Contract, Government Prime Contract or Government Subcontract shall also apply to and be deemed to be made with respect to each purchase order, delivery order or task order issued under or relating to such Government Contract, Government Prime Contract or Government Subcontract.

"Government Prime Contract" means any prime contract, basic ordering agreement, letter contract, change, arrangement or other commitment of any kind, on which final payment has not been made and close-out not completed, between the Company and a Governmental Authority.

"Government Subcontract" means any subcontract, basic ordering agreement, letter subcontract, change, arrangement or other commitment of any kind, on which final payment has not been made, between the Company and any prime contractor to a Governmental Authority or any subcontractor with respect to a Government Prime Contract.

"Import and Export Control Laws" shall mean any U.S. or applicable non-U.S. Law, regulation or order governing (i) imports, exports, re-exports or transfers of products, services, software, or technologies from or to the United States or another country; (ii) any release of technology or software in any foreign country or to any foreign Person (anyone other than a citizen or lawful permanent resident of the U.S., or a protected individual as defined by 8 U.S.C. § 1324(b)(3)) located in the U.S. or abroad; (iii) economic sanctions or embargoes or (iv) compliance with unsanctioned foreign boycotts, including but not limited to the Arms Control Act, International Traffic in Arms Regulations, Export Administration Regulations and economic sanction programs administered by the Office of Foreign Assets Control.

"Indebtedness" means, without duplication, all indebtedness of a Person for borrowed money, whether secured or unsecured, including, without limitation, (a) all indebtedness of the Company for money borrowed from a lender; (b) indebtedness of such a Person for the deferred purchase price of property or services represented by a note, earnout or contingent purchase payment; (c) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; (d) all indebtedness of such Person secured by a mortgage or other Lien to secure all or part of the purchase price of the property subject to such lien or mortgage; (e) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (f) any liability of such Person in respect of banker's acceptances or letters of credit; (g) notes payable and agreements representing extensions of credit whether or not representing obligations for borrowed money; (h) guarantees securing indebtedness for borrowed money; (i) all deferred compensation obligations, including (1) all payment obligations under any non-qualified deferred compensation plan of the Company (the "Non-Qualified Deferred Compensation Plans") and (2) any underfunded pension or post-retirement liabilities of

the Company (the "Underfunded Liabilities"); (j) any obligations under any interest rate swap agreements; and (k) all interest, any premiums payable or any other costs, fees or charges (including any prepayment penalties) on any instruments or obligations described in clauses (a) through (k) hereof, all as the same may be payable upon the complete and final payoff thereof, regardless of whether such payoff occurs prior to, simultaneous with or following the Closing.

"Intellectual Property" means all rights in intellectual property of any type throughout the world including: (a) patents, patent applications and statutory invention registrations, including continuations, continuations-in-part, divisionals, provisionals, non-provisionals, reexaminations, reissues and extensions ("Patents"); (b) trademarks, service marks, trade names, brand names, trade dress, logos and corporate names, slogans and other indicia of source of origin, whether or not registered, including all common law rights thereto and all goodwill associated therewith, and registrations and applications for registration thereof ("Trademarks"); (c) copyrights, whether registered or unregistered, works of authorship, database rights, and registrations and applications for registration thereof ("Copyrights"); (d) trade secrets, including confidential information and proprietary know-how; (e) domain names; (f) moral rights; (g) shop rights; (h) inventions (whether patentable or unpatentable), invention disclosures, industrial design rights, industrial models and utility models; (i) proprietary discoveries, ideas, developments, data, technical, business and other information, including methodology, processes, techniques, methods, formulae, designs, algorithms, prospect lists, customer lists, projections, analyses, market studies, manufacturing or marketing information, blueprints, drawings, chemical compositions, market research, specifications and methods of manufacture; (j) mask works and other semiconductor chip rights and registrations thereof; (k) computer programs and software including source code, object code, data and databases, and any user documentation, libraries, data and other information related to such computer programs and software; (l) the right and power to assert, defend and recover title to any of the foregoing; (m) all rights to assert, defend and recover for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use of other violation of any of the foregoing; and (n) all rights to obtain renewals, continuations, divisions and extensions of legal protection pertaining to any of the foregoing.

"Law" means any law, rule, statute, code, ordinance, regulation, judgment, injunction, order, decree or other restriction or requirement of any court or Governmental Authority.

"Liens" means any mortgage, lien, option, encumbrance, assignment, restriction, pledge, claim, security interest, hypothecation, adverse claim, easement, encroachment, right of way, burden, title defect, title retention agreement, voting trust agreement, right of first refusal, preemptive right, put, call, restriction on transfer, charge or other encumbrance, restriction or limitation.

"Loss Contracts" means any contract for the sale of goods and/or services which, after allocation of costs including overhead and general and administrative expenses, would result in negative profit, defined as revenue being less than direct and allocable costs on the contract.

"Material Adverse Effect" means any change, circumstance, event or effect that, individually or in the aggregate, is materially adverse to the business, assets, liabilities, properties, financial condition or results of operations of the Company and its Subsidiary; provided, however, that none of the following shall be deemed in themselves, either alone or in

combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: any adverse change or effect attributable to (i) the announcement or pendency of the transactions contemplated by this Agreement; (ii) conditions affecting the industry in which the Company and its Subsidiary participate, the U.S. economy as a whole or the capital markets in general or the markets in which the Company and its Subsidiary operate (so long as the foregoing do not disproportionally affect the Company or its Subsidiary); (iii) compliance with the terms of, or the taking of any action required by, this Agreement or any related action; (iv) any change in applicable Laws or the interpretation thereof; (v) actions required to be taken under applicable Laws; (vi) any change in GAAP or other accounting requirements or principles or any change in related Laws, rules or regulations or the interpretation thereof; (vii) any matter set forth in the Disclosure Schedules to this Agreement; (viii) natural disasters, epidemics or pandemics or (ix) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism. The party who is asserting or relying on the occurrence or nonoccurrence of a Material Adverse Effect has the burden of proof in establishing the occurrence or nonoccurrence of the Material Adverse Effect.

"Net Working Capital" means (i) all current assets (including Cash and excluding Transaction Tax Benefits) minus (ii) all current liabilities (excluding (A) Indebtedness and (B) Transaction Expenses), in each case, of the Company and its Subsidiary as of the close of business on the day immediately preceding the Closing Date as reported by the Company determined in accordance with GAAP and using accounting policies and procedures consistent with the 2010 Balance Sheet, all in accordance with the line items specifically identified on Exhibit D hereto.

"Offer" means an "offer" to which the Company is a party as defined in the Federal Acquisition Regulation ("FAR") 2.101.

"Open Source Materials" means all software, documentation or other material that is distributed as "free software," "open source software" or under a similar licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the Open Source Initiative as set forth on www.opensource.org.

"Parties" means the Company, the Purchaser, the Merger Sub, the Stockholder Representative and all Stockholders, Key Stockholders and Optionholders who are bound by and join in this Agreement through a Letter of Transmittal.

"Permitted Liens" means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and its Subsidiary and for which adequate reserves have been taken; (ii) mechanics', carriers', workers', repairers' and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent; (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real

Property which do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used in connection with the Company's and its Subsidiary's businesses; and (v) public roads and highways.

"Person" means any individual, corporation, partnership, firm, joint venture, association, limited liability company, limited liability partnership, joint-stock company, trust, joint venture, unincorporated organization, governmental, judicial or regulatory body, business unit, division or any other business entity, organization or Governmental Authority.

"Pre-Closing Tax Period" means any taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.

"Pro Rata Share" shall equal, with respect to each Stockholder and Optionholder, the percentage set forth opposite such Stockholder and/or Optionholder's name on Exhibit G hereto.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

"Straddle Period" means any taxable period that includes (but does not end on) the Closing Date.

"Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add on minimum, sales, use, transfer, real property gains, registration, value added, excise, severance, stamp, occupation, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

"Tax Returns" means any return, report, claim for refund, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any governmental entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.

"Teaming Agreement" means a "contractor team arrangement(s)," as referenced in the FAR Subpart 9.601, to which the Company is a party.

"Transaction Documents" means this Agreement, the Escrow Agreement, the Paying Agent Agreement, the Exchange Documents and any certificate or instrument delivered hereunder, including the certificates referenced in Sections 3.01(k)(i) and 3.02(h)(i).

"Transaction Expenses" shall mean all fees and expenses of the Company and its Subsidiary incurred in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, unpaid legal fees and expenses and unpaid advisory fees and expenses payable pursuant to that certain Advisory Agreement, dated as of August 19, 2010, by and between the Company and FBR Capital Markets & Co.

"Transaction Tax Deduction" means any item of loss or deduction resulting from or attributable to (A) transaction bonuses, change in control payments, severance payments, retention payments, or similar payments made by the Company or its Subsidiary on or shortly prior to the Closing Date, (B) the fees, expenses, and interest (including amounts treated as interest for U.S. federal income Tax purposes and any breakage fees or accelerated deferred financing fees) incurred by the Company or its Subsidiary with respect to the payment of the Indebtedness, (C) the amount of the Transaction Expenses, and (D) the amount of any deductions for U.S. federal income Tax purposes as a result of the exercise or payment for cancellation of employee or other compensatory options on or around the Closing.

12.02 Other Definitional Provisions.

(a) Accounting Terms. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b) Successor Laws. Any reference to any particular Code Section or any other Law or regulation will be interpreted to include any revision of or successor to that Section regardless of how it is numbered or classified.

12.03 Cross Reference of Other Definitions. Each capitalized term listed below is defined in the corresponding Section of this Agreement:

Term	**Section No.**
2010 Balance Sheet	1.10(a)
Additional Representations	9.01
Agreement	Preface
Aircraft Adjustment Payment	1.11
Articles of Merger	1.01(b)
Backlog	4.26
Base Consideration	1.02(d)(i)
Breaching Securityholder	9.02(b)
Cap	9.02(d)
Closing	2.01
Closing Balance Sheet	1.10(a)
Closing Date	2.01
Closing Residual Cash Consideration	1.02(d)
Closing Transactions	2.02
Code	4.05
Common Percentage	1.02(e)
Common Shares	4.05
Common Stock	1.02(b)
Common Stock Merger Consideration	1.02(b)
Company	Preface
Company Owned IP	4.11(b)

Term	Section No.
Company Termination Fee	10.04(a)
Confidentiality Agreement	7.02
Continuing Employee	8.04
Deductible	9.02(c)
Disclosure Schedule	Article IV
Dispute Resolution Auditor	1.10(a)
Dissenting Share Payments	9.02(a)
Dissenting Shares	1.02(c)
Dollars or $	13.05(a)
D&O Costs	8.03(a)
D&O Expenses	8.03(a)
D&O Indemnifiable Claim	8.03(a)
D&O Indemnifying Party	8.03(a)
D&O Indemnitee	8.03(a)
Effective Time	1.01(b)
Electronic Delivery	13.13
ERISA	4.13(a)
ERISA Affiliate	4.13(e)
Escrow Account	2.02(c)
Escrow Agent	2.02(c)
Escrow Agreement	2.02(c)
Escrow Amount	1.02(d)(v)
Estimated Net Working Capital	1.09
Excess Estimated Working Capital Holdback	1.02(d)(iii)
Excess Losses	9.02(e)
Exchange Documents	1.03
Exchange Fund	1.03
FAA	4.14(a)
Final Residual Cash Consideration	1.02(e)
Financial Statements	4.06
Flow of Funds Memorandum	2.02(e)
Fundamental Representations	9.01
Indemnitee	9.05
Indemnitor	9.05
Information Statement	7.14(b)
IP Representations	9.01
IRS	4.13(a)
Key Employees	Recitals Paragraph G
Key Stockholders	9.02(e)
Latest Balance Sheet	4.06
Leased Real Property	4.08(b)
Letter of Transmittal	1.03
Losses	9.02(a)
Massachusetts Law	1.01(a)

Term	Section No.
Meeting Notice	7.14(a)
Merger	Recitals Paragraph B
Merger Consideration	1.02(b)
Merger Sub	Preface
Net Working Capital Target	1.02(d)(iii)
Objections Statement	1.10(a)
Options	1.02(h)
Optionholder	1.04
Option Merger Consideration	1.04
Outstanding Escrow Claims	9.02(h)
Parent	11.05
Paying Agent	1.03
Paying Agent Agreement	1.03
Per Common Share Portion	1.02(f)
Per Preferred Share Portion	1.02(g)
Percentage Share	9.02(e)
Plans	4.13(a)
Pre-Closing Stock Transactions	9.02(a)
Preferred Shares	4.05
Preferred Stock	1.02(a)
Preferred Stock Merger Consideration	1.02(a)
Preliminary Net Working Capital Statement	1.10(a)
Purchaser	Preface
Purchaser Indemnified Parties	9.02(a)
Purchaser's Representatives	7.02
Purchaser Termination Fee	10.04(b)
Real Property Leases	4.08(b)
Response Action	8.06(e)
Schedule	Article IV
Seller Indemnified Parties	9.03(a)
Shares	4.05
Significant Contracts	4.10(a)
Stock Certificates	1.03
Stockholder	1.03
Stockholder Approval	3.01(k)(iii)
Stockholder Group	11.04
Stockholder Representative	Preface
Stockholder Representative Agreement	13.17(a)
Stockholder Representative Expenses	13.17(k)
Subsidiary	4.02
Superior Proposal	7.06(b)
Superior Proposal Termination Fee	10.03(a)
Survival Period Termination Date	9.01
Surviving Corporation	1.01(a)

Term	Section No.
Transfer Taxes	11.01(d)
Transaction Tax Benefit	11.01(b)
WARN Act	4.17(c)
Withholding Amount	1.04

ARTICLE XIII

MISCELLANEOUS

13.01 Expenses. Except as otherwise expressly provided herein, the Company, on the one hand, and the Purchaser and Merger Sub, on the other hand, shall pay all of their own expenses (including attorneys', broker's, financial advisory and accountants' fees and expenses) in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated by this Agreement; provided that, the Stockholders and Optionholders, on the one hand, and the Purchaser, on the other hand, shall each bear 50% of the fees and expenses of the Escrow Agent and the Paying Agent.

13.02 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid) or (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to the Purchaser
and/or the Merger Sub:

The KEYW Corporation
1334 Ashton Road, Suite A
Hanover, MD 21076
Attention: John Krobath, Chief Financial Officer
Philip Luci, Jr., General Counsel
Facsimile No.: (443) 270-5301

with a copy (which shall not constitute notice) to:

Astrachan Gunst Thomas Rubin, P.C.
217 East Redwood Street, Suite 2100
Baltimore, MD 21202
Attention: Donna M.D. Thomas
Facsimile No.: 410-783-3530

Notices to the Stockholder Representative:

Jill Mann, Esquire
Mann & Mann, P.C.
191 South Main Street
Middleton, MA 01949
Facsimile No.: 978-762-6434

with a copy (which shall not constitute notice) to:

Verrill Dana, LLP
One Boston Place
Boston, MA 02108
Attention: Dennis J. White
Facsimile No.: 617-309-2601

and

McDermott Will & Emery LLP
28 State Street
Boston, Massachusetts 02109
Attention: Brian M. Bunn
Facsimile No.: 617-321-4612

Notices to the Company (prior to the Effective Time):

Flight Landata, Inc.
250 Clark Street
North Andover, MA 01845-1018
Attention: Jeffrey Smith
Chief Executive Officer
Facsimile No.: 978-682-6735

with copies to the Stockholder Representative, Verrill Dana, LLP and McDermott Will & Emery LLP (which shall not constitute notice) to the addresses set forth above.

13.03 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by either the Purchaser or the Stockholder Representative without the prior written consent of the other party.

13.04 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision

shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and the Parties shall amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the Parties to the maximum extent permitted by applicable Law.

13.05 References.

(a) When a reference is made in this Agreement to a Section, subsection, Exhibit or Schedule, such reference shall be to a Section, subsection, Exhibit or Schedule of this Agreement unless otherwise indicated. The headings contained in this Agreement, in any Schedules and in the table of contents to this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made part of this Agreement as if set forth in full herein. Any capitalized term used in any Exhibit or Schedule and not otherwise defined shall have the meaning given to such term in this Agreement. Unless the context clearly requires otherwise, whenever the words "include", "includes", "including", "such as" or terms of similar meaning are used in this agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof", "herein", "hereby" and "hereunder" and terms of similar meaning when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term "or" is not exclusive. The word "extent" in the phrase "to the extent" means the degree to which a subject or other thing extends, and such phrase shall not mean simply "if". The definitions contained in this Agreement are applicable to the singular as well as to the plural forms of such terms. Any agreement or instrument defined or referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a Person are also to its permitted successors and assigns. Pronouns of one gender shall include all genders. All accounting conventions shall be consistent with GAAP unless otherwise specified. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement. All references to "Dollars" or "$" shall be to U.S. Dollars unless otherwise specified.

(b) The Exhibits and Schedules to this Agreement are a material part of this Agreement. Purchaser acknowledges and agrees that (i) any information set forth in one Section of the Disclosure Schedule will be deemed to apply to each other Section or subsection of this Agreement, so long as such disclosure is specifically cross referenced or in sufficient detail to enable a reasonable reader to identify its applicability to the relevant provision in this Agreement, (ii) notwithstanding anything in this Agreement to the contrary, the inclusion of an item in such schedule as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had a Material Adverse Effect), and (iii) the information and disclosures contained in the Disclosure Schedules are intended only to qualify and limit the representations, warranties and covenants of the Company and the Seller contained in the Agreement, and will not be deemed to expand in any way the scope or effect of any of such representations, warranties or covenants. Capitalized terms used in the Disclosure Schedule and not otherwise defined therein have the meanings given to them in this Agreement.

13.06 Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including, without limitation, any violation of Law or breach of contract).

13.07 Amendment and Waiver. Any provision of this Agreement or the Disclosure Schedules or Exhibits hereto may be amended or waived only in a writing signed by the Purchaser, the Company and the Stockholder Representative. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

13.08 Complete Agreement. This Agreement (including the Recitals which are incorporated in and made a part hereof) and the documents referred to herein (including the Confidentiality Agreement) contain the complete agreement between the Parties hereto and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

13.09 Third Party Beneficiaries. Certain provisions of this Agreement are intended for the benefit of, and shall be enforceable by, the Stockholders, Optionholders and the D&O Indemnitees. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement and the Stockholders, the Optionholders and the D&O Indemnitees any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

13.10 Waiver of Jury Trial; Submission to Jurisdiction.

(a) Waiver of Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OTHER TRANSACTION DOCUMENT, WHETHER NOW EXISTING OR HEREAFTER EXISTING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES HERETO AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT BETWEEN OR AMONG THE PARTIES HERETO IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT, OR ANY OTHER TRANSACTION DOCUMENT SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

(b) Submission to Jurisdiction. The Stockholders (including the Key Stockholders), Optionholders, Stockholder Representative and the Purchaser agree that any legal action or proceeding based on or arising out of this Agreement or for recognition and enforcement of any judgment in respect thereof brought by a Party hereto or its successors or assigns shall be brought and determined in the federal or state courts of Delaware and all of the foregoing Parties

hereby submit with regard to any such action or proceeding for itself/himself/herself and in respect to its/his/her property, generally and unconditionally, to the jurisdiction of the aforesaid courts. Each of the Stockholders (including the Key Stockholders), Optionholders, Stockholder Representative and the Purchaser hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it/he/she is not personally subject to the jurisdiction of the above named courts for any reason, (ii) that it/he/she or its/his/her property is exempt or immune from jurisdiction of such court or from any legal process commenced in such court (whether through judgment or otherwise), and (iii) to the fullest extent permitted by applicable law that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper, and (C) this Agreement, or the subject matter hereof, may not be enforced in or by either such court.

13.11 Prevailing Party. In the event of a dispute between any of the Parties hereto with respect to obligations under this Agreement, the prevailing party in any action or proceeding in connection therewith shall be entitled to recover from such other party its costs and expenses incurred in connection with such action or proceeding, including, without limitation, reasonable legal fees and associated costs.

13.12 Purchaser Deliveries. The Purchaser agrees and acknowledges that all documents or other items delivered or made available to the Purchaser's Representatives shall be deemed to be delivered or made available, as the case may be, to the Purchaser for all purposes hereunder.

13.13 Electronic Delivery. This Agreement and any signed agreement or instrument entered into in connection with this Agreement (excluding the Stock Certificates and Exchange Documents), and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an "Electronic Delivery"), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

13.14 Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

13.15 Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

13.16 Specific Performance. The Parties hereto acknowledge and agree that any party hereto would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by any party could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which any party may be entitled, at law or in equity, such party (as well as the Stockholder Representative) shall also be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary, and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

13.17 Appointment of the Stockholder Representative.

(a) In order to administer efficiently the defense and/or settlement of any claims for Losses for which the Stockholders and the Optionholders may be required to indemnify the Purchaser and its Affiliates pursuant to Article IX and Section 11.01(a)(iv) hereof, and otherwise, the Stockholders (which term, throughout this Section 13.17, includes the Key Stockholders) and Optionholders by their adoption and approval of this Agreement, as well as, their approval of that certain Stockholder Representative Agreement by and among the Stockholders Representative and the Stockholders and Optionholders who have executed a Letter of Transmittal (the "Stockholder Representative Agreement"), irrevocably appoint the Stockholder Representative as their true and lawful agent, attorney-in-fact and representative (with full power of substitution in the premises), and grant unto said agent, attorney-in-fact and representative full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the transactions contemplated by this Agreement, as fully to all intents and purposes as the Stockholders or Optionholders could do in person, hereby ratifying and confirming all that the Stockholder Representative may lawfully do or cause to be done by virtue hereof. Each Stockholder and Optionholder agrees that such agency, proxy and power of attorney are coupled with an interest, and are therefore irrevocable without the consent of the Stockholder Representative and Purchaser and shall survive the death, incapacity, bankruptcy or dissolution of each such Stockholder and Optionholder. By her execution hereof, the Stockholder Representative hereby accepts such appointment.

(b) The Stockholder Representative is hereby authorized (i) to take all actions necessary or desirable, in connection with the defense and/or settlement of any claims for Losses (including the power to compromise any indemnity claim on behalf of the Stockholders and the Optionholders and to transact matters of litigation) for which the Stockholders and the Optionholders may be required to indemnify the Purchaser and its Affiliates pursuant to Article IX and Section 11.01(a)(iv) hereof, (ii) to take all actions necessary or desirable in connection with the determination of the Preferred Stock Merger Consideration, the Common Stock Merger Consideration, the Option Merger Consideration, the Closing Residual Cash Consideration, the Final Residual Cash Consideration, the Final Net Working Capital and the Aircraft Adjustment Payment, (iii) to give and receive all notices required to be given under this Agreement, the Escrow Agreement and the other agreements contemplated hereby to which all of the Stockholders and the Optionholders are subject, and (iv) to do or refrain from doing all such further acts and things, and to execute all such documents as the Stockholder Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including, without limitation, the power:

(i) to execute and deliver the Escrow Agreement and any amendments thereto as the representative of the Stockholders and the Optionholders; to execute any instructions or directions to the Escrow Agent with respect to disbursements or other matters thereunder; to pay any expenses of the Stockholders and the Optionholders or the Stockholder Representative from the Escrow Amount; and to take such further actions under the Escrow Agreement as the Stockholder Representative deems to be necessary or appropriate;

(ii) to execute and deliver all amendments, waivers, ancillary agreements, stock powers, certificates and documents that the Stockholder Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement;

(iii) to execute and deliver this Agreement, all amendments and waivers to this Agreement that the Stockholder Representative deems necessary or appropriate, whether prior to, at or after the Closing;

(iv) to receive funds, make payments of funds, and give receipts for funds;

(v) to appoint a paying agent for the disbursement of funds to the Stockholders and the Optionholders pursuant to this Agreement;

(vi) to receive funds for the payment of expenses of the Stockholders and the Optionholders, to deposit such funds in such accounts as the Stockholder Representative deems appropriate and apply such funds in payment for such expenses;

(vii) to do or refrain from doing any further act or deed on behalf of the Stockholders and the Optionholders that the Stockholder Representative deems necessary or appropriate in her sole discretion relating to the subject matter of this Agreement as fully and completely as the Stockholders and the Optionholders could do if personally present;

(viii) to receive service of process in connection with any claims under this Agreement; and

(ix) to engage attorneys, accountants and other professionals and experts (the Stockholder Representative may in good faith rely conclusively upon information, reports, statements and opinions prepared or presented by such professionals, and any action taken by the Stockholder Representative based on such reliance shall be deemed conclusively to have been taken in good faith).

(c) In the event that the Stockholder Representative dies, becomes unable to perform her responsibilities hereunder or resigns from such position, the Stockholders (or, if applicable, their respective heirs, legal representatives, successors and assigns) who held a majority of the voting power represented by the shares of Common Stock and Preferred Stock issued and outstanding immediately prior to the Effective Time, voting together as a single class, shall select another representative to fill such vacancy and such substituted representative shall be deemed to be a Stockholder Representative for all purposes of this Agreement.

(d) All decisions and actions by the Stockholder Representative, including the defense or settlement of any claims for Losses for which the Stockholders and the Optionholders may be required to indemnify the Purchaser and its Affiliates pursuant to Article IX and Section 11.01(a)(iv) hereof, shall be binding upon all of the Stockholders and the Optionholders, and no Stockholder or Optionholder shall have the right to object, dissent, protest or otherwise contest the same.

(e) The Purchaser shall be able to rely conclusively on the instructions and decisions of the Stockholder Representative as to the determination of the Preferred Stock Merger Consideration, the Common Stock Merger Consideration, the Option Merger Consideration, the Closing Residual Cash Consideration, the Final Residual Cash Consideration, the Final Net Working Capital, the Aircraft Adjustment Payment and the settlement of any claims for Losses for which the Stockholders and the Optionholders may be required to indemnify the Purchaser and its Affiliates pursuant to Article IX and Section 11.01(a)(iv) hereof and any other actions required to be taken by the Stockholder Representative hereunder, and no party hereunder or Stockholder or Optionholder shall have any cause of action against the Purchaser or Merger Sub for any action taken by the Purchaser or Merger Sub in reliance upon the instructions or decisions of the Stockholder Representative.

(f) All actions, decisions and instructions of the Stockholder Representative shall be conclusive and binding upon all of the Stockholders and the Optionholders, and the Stockholder Representative shall have no liability, and no Stockholder or Optionholder shall have any cause of action against the Stockholder Representative under any legal or equitable theory whatsoever, for any action taken or not taken, decision made or instruction given by the Stockholder Representative under this Agreement, except to the extent involving gross negligence, bad faith or willful misconduct on her part.

(g) The Stockholder Representative shall not have by reason of this Agreement or the Stockholder Representative Agreement a fiduciary relationship with any Stockholder or Optionholder, except in respect of amounts received on behalf of such Stockholder or Optionholder.

(h) The Stockholder Representative shall not be liable to any of the Stockholders or Optionholders for any apportionment or distribution of payments made by her, except to the extent involving gross negligence, bad faith or willful misconduct on his part, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Stockholder or Optionholder to whom payment was due, but not made, shall be to recover from other Stockholders or Optionholders any payment in excess of the amount to which they are determined to have been entitled.

(i) The provisions of this Section 13.17 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Stockholder or Optionholder may have in connection with the transactions contemplated by this Agreement; and

(j) The provisions of this Section 13.17 shall be binding upon the heirs, legal representatives; successors and assigns of each Stockholder and Optionholder, and any

references in this Agreement to a Stockholder or an Optionholder or the Stockholders or Optionholders shall mean and include the successors to the rights of the Stockholders and the Optionholders hereunder, whether pursuant to testamentary disposition, the Laws of descent and distribution or otherwise.

(k) The Stockholder Representative fee provided for in the Stockholder Representative Agreement and all reasonable expenses incurred by the Stockholder Representative in connection with this Agreement (the "Stockholder Representative Expenses") shall be paid by the Stockholders and the Optionholders on a pro rata basis based on their respective Common Percentage; provided that the Stockholder Representative shall first make payment of such fees and expenses from the account authorized by the Stockholders and the Optionholders under the Stockholder Representative Agreement, and then from the Escrow Account to the extent being distributed to the Stockholders and the Optionholders. At the later of the Survival Period Termination Date or the date on which the Escrow Agent is obligated to distribute any remaining amount from the Escrow Account to the Stockholders and the Optionholders, to the extent any amount from the Escrow Account is available for distribution to the Stockholders and the Optionholders, the Stockholder Representative shall have the right to recover from the Escrow Account that portion of the Stockholder Representative Expenses not satisfied by the account authorized by the Stockholders and the Optionholders under the Stockholders Representative Agreement, and prior to any such distribution, shall deliver to the Escrow Agent a certificate setting forth the Stockholder Representative Expenses actually incurred.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement and Plan of Merger under seal on the day and year first above written.

Company: FLIGHT LANDATA, INC.

By: [signature]
Name: JEFFREY W. SMITH
Its: CEO

Purchaser: THE KEYW CORPORATION

By:
Name: Leonard E. Moodispaw
Its: Chief Executive Officer

Merger Sub: FLD ACQUISITION CORPORATION

By:
Name: Leonard E. Moodispaw
Its: Chief Executive Officer

Stockholder Representative:

Jill Mann of Mann & Mann, P.C.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement and Plan of Merger under seal on the day and year first above written.

Company: FLIGHT LANDATA, INC.

By: ______________________

Name: ______________________

Its: ______________________

Purchaser: THE KEYW CORPORATION

By: /s/ Leonard E. Moodispaw

Name: Leonard E. Moodispaw

Its: Chief Executive Officer

Merger Sub: FLD ACQUISITION CORPORATION

By: /s/ Leonard E. Moodispaw

Name: Leonard E. Moodispaw

Its: Chief Executive Officer

Stockholder Representative:

____

Jill Mann of Mann & Mann, P.C.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement and Plan of Merger under seal on the day and year first above written.

Company: FLIGHT LANDATA, INC.

By:
Name:
Its:

Purchaser: THE KEYW CORPORATION

By:
Name: Leonard E. Moodispaw
Its: Chief Executive Officer

Merger Sub: FLD ACQUISITION CORPORATION

By:
Name: Leonard E. Moodispaw
Its: Chief Executive Officer

Stockholder Representative:

Jill Mann of Mann & Mann, P.C.